SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT
dated as of April 21, 2009
by and among
ABITIBIBOWATER INC., BOWATER INCORPORATED and BOWATER CANADIAN
FOREST PRODUCTS INC.,
as Debtors and Debtors in Possession,
as Borrowers,
the Lenders from time to time party hereto,
and
FAIRFAX FINANCIAL HOLDINGS LTD.
as Initial Lender, Initial Administrative Agent and Initial Collateral Agent

TABLE OF CONTENTS
		Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms	3
SECTION 1.02.	Interpretation	23

ARTICLE II

THE FACILITY

SECTION 2.01.	The Facility	23
SECTION 2.02.	Repayment of the Advances	23
SECTION 2.03.	Voluntary Prepayment of the Advances	24
SECTION 2.04.	Mandatory Prepayment of the Advances	24
SECTION 2.05.	Scheduled Interest	24
SECTION 2.06.	Conversion of Advances	24
SECTION 2.07.	Default Interest	25
SECTION 2.08.	Payments and Computations; Additional Amounts	25
SECTION 2.09.	Evidence of Debt	26
SECTION 2.10.	Incremental Facility; ABL Facility	26
SECTION 2.11.	Use of Proceeds	28
SECTION 2.12.	Fees	28
SECTION 2.13.	Increased Costs, Etc.	29
SECTION 2.14.	Taxes	29
SECTION 2.15.	Sharing of Payments, Etc.	31

ARTICLE III

CONDITIONS TO EFFECTIVENESS

SECTION 3.01.	Conditions Precedent to the Closing Date	31

		Page

SECTION 3.02.	Conditions Precedent to each Borrowing	33

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Credit Parties	34

ARTICLE V

COVENANTS OF THE CREDIT PARTIES

SECTION 5.01.	Affirmative Covenants	37
SECTION 5.02.	Negative Covenants	43
SECTION 5.03.	Reporting Requirements	51
SECTION 5.04.	Financial Covenants	54

ARTICLE VI

GUARANTY

SECTION 6.01.	Guaranty; Limitation of Liability	55
SECTION 6.02.	Guaranty Absolute	56
SECTION 6.03.	Waivers and Acknowledgments	57
SECTION 6.04.	Subrogation	57
SECTION 6.05.	Guaranty Supplements	58
SECTION 6.06.	Subordination	58
SECTION 6.07.	Continuing Guaranty; Assignments	59

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.	Events of Default	59

ARTICLE VIII

THE AGENTS

SECTION 8.01.	Authorization and Action	62
SECTION 8.02.	Agents Individually	63

		Page

SECTION 10.12.	Governing Law	78
SECTION 10.13.	WAIVER OF JURY TRIAL	78

Schedules

Schedule I	-	Commitments and Lending Offices
Schedule II	-	Guarantors
Schedule III	-	Catawba Acre
Schedule 1.01(a)	-	List of Officers
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(m)	-	Existing Facilities
Schedule 5.02(a)(vii)	-	Existing Liens
Schedule 5.02(b)	-	Existing Debt
Schedule 5.02(h)	-	Investments
Schedule 5.02(n)	-	Sale and Lease Backs

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Interim Order
Exhibit D	-	Form of Initial CCAA Order
Exhibit E	-	Form of Guaranty Supplement
Exhibit F	-	Form of Note

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT
          SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT (this "Agreement"), dated as of April 21, 2009, by and among ABITIBIBOWATER INC., a Delaware corporation ("Parent"), BOWATER INCORPORATED, a Delaware corporation ("Bowater"), BOWATER CANADIAN FOREST PRODUCTS INC. a Nova Scotia company ("Bowater Canada", and together with the Parent and Bowater, "Borrowers") and each Guarantor, each as debtors and debtors in possession under Chapter 11 of the Bankruptcy Code (as hereinafter defined) and as debtor companies under the CCAA (as hereinafter defined), AVENUE INVESTMENTS, L.P. ("Avenue Investments"), as a Lender, FAIRFAX FINANCIAL HOLDINGS LTD., as a Lender, ("FFH" and together with Avenue Investments, the "Initial Lenders"), the other Lenders party hereto from time to time, and FFH, as administrative agent (in such capacity, the "Administrative Agent") and collateral agent (in such capacity, the "Collateral Agent").
          PRELIMINARY STATEMENTS:
          WHEREAS, on April 16, 2009 (the "Bankruptcy Petition Date"), the Borrowers and the Guarantors each filed a voluntary petition for relief (collectively, the "Chapter 11 Cases") under Chapter 11 of title 11 of the United States Code (the "U.S. Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court");
          WHEREAS, on April 17, 2009 (the "CCAA Filing Date"), Bowater Canada and certain of its Subsidiaries and Affiliates filed a voluntary petition in the Superior Court of Quebec (Commercial Division) (the "Canadian Bankruptcy Court") for relief, and commenced proceedings (together with the voluntary petitions filed with the Canadian Bankruptcy Court by other Credit Parties from time to time after the CCAA Filing Date, collectively, the "CCAA Case"; together with the Chapter 11 Cases, the "Cases") under the Companies' Creditors Arrangement Act (Canada) (the "CCAA") and have continued in the possession of their assets and in the management of their business pursuant to the CCAA and the Initial CCAA Order (as defined below);
          WHEREAS, the Borrowers and the Guarantors are continuing to operate their respective businesses and manage their respective properties as debtors in possession pursuant to sections 1107(a) and 1108 of the U.S. Bankruptcy Code;
          WHEREAS, the Borrowers have requested that the Lenders provide a senior secured superpriority term loan facility (the "Term Facility" and, together with any Incremental Facility provided as set forth below, the "DIP Facility") for the following purposes (as further described in Section 2.11): (i) to pay transaction costs, fees and expenses which are incurred in connection with the DIP Facility, (ii) for working capital purposes, (iii) to pay adequate protection to holders of Debt under the Existing Facilities and (iv) for other general corporate purposes;
          WHEREAS, the Lenders are willing to make available to the Borrowers such DIP Facility upon the terms and subject to the conditions set forth herein and in the DIP Financing Orders (as defined below); and
          WHEREAS, each of the Guarantors has agreed, to the extent set forth in Article VI hereof, to guaranty the obligations of the Borrowers hereunder and each Borrower and each Guarantor has agreed to secure its obligations to the Lenders hereunder with, inter alia, security interests in, and liens on, all of its property and assets, whether real or personal, tangible or intangible, now existing or hereafter acquired or arising, all as more fully provided herein, in the DIP Financing Orders and in the Collateral Documents;
          NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and such other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such terms to be equally applicable to both the singular and plural forms of the terms defined):
          "Abitibi Entities" means, collectively, (a) Abitibi-Consolidated Inc. and its Subsidiaries and (b) AbitibiBowater US Holding LLC and its Subsidiaries.
          "ABL Facility" means a debtor in possession asset-backed revolving credit facility in an amount not to exceed $600,000,000 minus the outstanding principal amount of the DIP Facility at any time, which may be entered into after the Final Order has been entered, on terms reasonably acceptable to the Required Lenders, and subject to intercreditor arrangements on terms acceptable to the Initial Lenders, the proceeds of which are to be used, first, to refinance the Existing Facilities and, after the Existing Facilities have been repaid in full, for working capital and general corporate purposes.
          "Accounts" has the meaning set forth in the UCC and, in the case of the Canadian Guarantors, in the PPSA.
          "Account Collateral" has the meaning specified in Section 9.01(f).
          "Advance" means a Term Advance or an advance under the Incremental Facility.
          "Affiliate" means:
     (a) as to any Agent or Lender, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; and
     (b) as to any Person other than an Agent or Lender, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this clause (b), the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
          "Agents" means, collectively, the Administrative Agent and the Collateral Agent.
          "Agreement Value" means, for each Hedge Agreement, on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the

"Master Agreement"), the amount, if any, that would be payable by any Credit Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (a) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Credit Party or Subsidiary of a Credit Party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (b) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Credit Party or Subsidiary of a Credit Party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Credit Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Credit Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.
          "Applicable Margin" means, in the case of a Base Rate Advance, 6.50% and in the case of a LIBOR Advance, 7.50%; provided that if all obligations hereunder shall not have been repaid in full within 12 months following the Closing Date, "Applicable Margin" shall mean, in the case of a Base Rate Advance, 7.0% and in the case of a LIBOR Advance, 8.0%.
          "Applicable Law" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of the United States, any state, Canada, any provinces, any foreign country or any other Governmental Authority.
          "Approved Fund" means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          "Asset Disposition" means the disposition of any or all of the assets (including, without limitation, any Equity Interest owned thereby) of Parent or any of its Subsidiaries, in one transaction or a series of transactions, whether by sale, lease, transfer or otherwise. The term "Asset Disposition" shall not include any Insurance and Condemnation Event.
          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, and, if required, the Borrowers, in accordance with Section 10.07 and in substantially the form of Exhibit A hereto.
          "Assuming Lender" has the meaning specified in Section 2.10(d).
          "Avoidance Actions" shall mean avoidance actions of the Borrowers under Chapter 5 or Section 724(a) of the Bankruptcy Code (and proceeds thereof other than proceeds of avoidance actions under Section 547 of the Bankruptcy Code). The term does not include an action to avoid a transfer under Section 549 of the Bankruptcy Code.
          "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
          "Bankruptcy Courts" means, collectively, the U.S. Bankruptcy Court and the Canadian Bankruptcy Court, or any other court having jurisdiction over the Cases from time to time.
          "Bankruptcy Petition Date" has the meaning specified in Preliminary Statement.

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) 1/2 of 1% per annum above the Federal Funds Rate and (b) 2.50%.
          "Base Rate Advance" means an Advance bearing interest at the Base Rate.
          "BIA" means the Bankruptcy and Insolvency Act (Canada) or any successor statute, as amended.
          "Borrowers" shall have the meaning set out in the preamble.
          "Borrowing" means a Term Borrowing or a borrowing under an Incremental Facility.
          "Borrowing Date" means the date on which the Term Advance is made.
          "Bowater D&O Charge" means the Canadian court-ordered charge for directors and officers in an aggregate amount not to exceed $25,000,000 Canadian Dollars securing the Canadian Credit Parties' obligation to indemnify the directors and officers of the Canadian Credit Parties for certain liabilities arising after entry of the Initial CCAA Order or in connection with the Canadian Credit Parties' failure to make payments in respect of employee obligations (as set forth more fully in paragraphs 51 and 53 of the Initial CCAA Order).
          "Bowater Entities" means Bowater, Newsprint South and each of their respective Subsidiaries. For the avoidance of doubt, "Bowater Entities" shall not include the Abitibi Entities.
          "Budget Variance Report" means a report, in each case certified by a Responsible Officer of the Parent, in form reasonably satisfactory to the Required Lenders, delivered in accordance with Section 5.03(g), showing actual cash flows and the aggregate maximum amount of utilization of the Advances for each such week as of the end of the week immediately preceding the week during which such Budget Variance Report is delivered and the variance (as a percentage) of such amounts from the corresponding anticipated amounts therefor set forth in the DIP Budget.
          "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York, New York.
          "Canadian Bankruptcy Court" has the meaning specified in the Preliminary Statements.
          "Canadian Credit Parties" means Bowater Canada and the Canadian Guarantors.
          "Canadian DIP Recognition Order" means a recognition order made by the Canadian Bankruptcy Court pursuant to section 18.6 of the CCAA, in form and substance acceptable to the Required Lenders in their sole discretion, recognizing and giving full force and effect to the Interim Order.
          "Canadian Dollars" means lawful money of Canada.
          "Canadian Guarantors" means each direct and indirect wholly-owned Subsidiary of Bowater and Newsprint South organized under the laws of Canada and which is a debtor in the CCAA Cases, as listed on Schedule II hereto and, as of the date of such requirement, each other Subsidiary organized under the laws of Canada that shall be required to execute and deliver a guaranty pursuant to Section 6.01.

          "Canadian Pension Plan" means any "registered pension plan" as defined under the Income Tax Act (Canada) administered or contributed to by (or to which there is or may be an obligation to contribute by) Bowater Canada or any Subsidiary of Bowater Canada incorporated under the Applicable Laws of Canada or any applicable province or territory thereof, in respect of any Person's employment in Canada or a province or territory thereof with Bowater Canada or any Subsidiary of Bowater Canada incorporated under the Applicable Laws of Canada or any applicable province or territory thereof, all related funding agreements and all related agreements, arrangement and understandings in respect of, or related to, any benefits to be provided thereunder.
          "Canadian Pension Plan Event" means the occurrence of any of the following events other than the failure to pay the special amortization payments in relation to a Canadian Pension Plan (the "Special Amortization Payments"): (a) any default or violation under a Canadian Pension Plan by any Credit Party or by any other party to any Canadian Pension Plan or the failure to pay any contribution or premium required to be paid to or in respect of any Canadian Pension Plan in a timely fashion in accordance with the terms thereof and all applicable law or any taxes, penalties or fees are owing or eligible under any Canadian Pension Plan beyond the date permitted for payment of same; (b) the receipt by a Credit Party of any notice from any Person questioning or challenging the establishment, registration, qualification, administration or investment of a Canadian Pension Plan in compliance with the terms thereof and all applicable law (other than in respect of any claim related solely to that Person); (c) any proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any Canadian Pension Plan or its assets, or the existence of facts which could reasonably be expected to give rise to any such proceeding, action, suit or claim (other than routine claims for benefits); (d) any event respecting any Canadian Pension Plan which would entitle any Person (without the consent of the applicable Credit Party) to wind-up or terminate any Canadian Pension Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof; (e) a material going concern unfunded actuarial liability, past service unfunded liability or solvency deficiency in excess of $200,000,000 exists with respect to any single Canadian Pension Plan to the best of the Credit Party's knowledge or as revealed in actuarial valuation reports filed with applicable Governmental Authorities; or (f) the occurrence of an improper withdrawal or transfer of assets from any Canadian Pension Plan.
          "Canadian Second DIP Recognition Order" means a recognition order made by the Canadian Bankruptcy Court pursuant to section 18.6 of the CCAA, in form and substance acceptable to the Required Lenders in their sole discretion recognizing and giving full force and effect to the Final Order.
          "Canadian Term Advance" has the meaning specified in Section 2.01.
          "Capital Expenditures" means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person.
          "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
          "Carve-Out" means (x) with respect to the U.S. Borrowers, the U.S. Guarantors and their respective Cases and assets (i) all fees required to be paid to the Clerk of the Bankruptcy Court and the Office of the U.S. Trustee pursuant to 28 U.S.C. §1930, (ii) after the occurrence and during the continuance of an Event of Default, an amount not to exceed $7,500,000 plus all accrued and unpaid professional fees and disbursements incurred prior to the occurrence of an Event of Default to the extent allowed by the U.S. Bankruptcy Court at any time, which amount may be used subject to the terms of the Interim Order (or the Final Order, when applicable) to pay any fees or expenses incurred by the Bowater Entities and any statutory committee appointed in the Cases prior to and after an Event of Default in respect of compensation for services rendered or reimbursement of expenses allowed by the Bankruptcy Court to professionals of the Bowater Entities or any statutory committee appointed in the Cases and (iii) in the event of the conversion of the Cases to cases under Chapter 7 of the U.S. Bankruptcy Code, an amount not to exceed $50,000 in respect of allowances of compensation for services rendered and reimbursement of expenses awarded by the U.S. Bankruptcy Court to the Chapter 7 trustee or any professional retained by such trustee; and (y) with respect to the Canadian Credit Parties and their respective Cases and assets (i) the administration charge provided for in the Initial CCAA Order in an aggregate amount not to exceed $2,000,000 Canadian Dollars for the payment of (A) allowed and unpaid professional fees and disbursements incurred by professionals and advisers retained by the Canadian Credit Parties in the CCAA Cases and (B) allowed and unpaid professional fees and disbursements of the monitor in the CCAA Cases, including allowed and unpaid fees and expenses of its counsel and (ii) the Bowater D&O Charge in an aggregate amount not to exceed $7,500,000 Canadian Dollars; provided, however, that the dollar limitation set forth in clause (x)(ii) of this definition shall not be reduced by the amount of any compensation or reimbursement of expenses incurred but unpaid, or paid (to the extent ultimately allowed by an order of the Bankruptcy Court) prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to the Administrative Agent, any Lender, any Prepetition Lender or their respective attorneys and agents hereunder or otherwise; provided further, however, that nothing in this definition shall be construed to impair the ability of any party to object, pursuant to Section 330 of the U.S. Bankruptcy Code, to the reasonableness of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above.
          "Cases" has the meaning specified in the Preliminary Statements.
          "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's.
          "Cash Management Order" means the "first day order" pertaining to the Borrowers' cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
          "Catawba Acre" refers to the parcel of real property described in Schedule III.
          "Catawba Acre Lien" means any Lien evidenced by a mortgage registration on the Catawba Acre in favor of the secured party of record indicated in Schedule III.

          "CCAA" has the meaning specified in the Preliminary Statements.
          "CCAA Case" has the meaning specified in the Preliminary Statements.
          "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) other than FFH shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 35% or more of the issued and outstanding Equity Interests of the Parent having the right to vote for the election of directors of the Parent under ordinary circumstances; or (b) any Person or two or more Persons acting in concert other than FFH shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Equity Interests of the Parent (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of the Parent; or (c) any Person or two or more Persons acting in concert other than FFH shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent representing 35% or more of the combined voting power of all Equity Interests of the Parent; or (d) during any period of twenty-four consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of any Borrower (together with any new directors whose election by the Board of Directors of such Borrower or whose nomination for election by the stockholders of such Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (e) any one or more of the officers specified in Schedule 1.01(a) shall no longer hold the position specified in Schedule 1.01(a), unless such Person is replaced with an officer reasonably acceptable to the Required Lenders within 45 days thereafter; or (f) the Parent shall cease, to directly or indirectly, own 100% of the Equity Interests in Bowater, Newsprint South or Bowater Canada (other than the Exchangeable Shares).
          "Chief Restructuring Officer" means an officer of the Parent responsible for managing the restructuring of the Bowater Entities and the Abitibi Entities in the Cases.
          "Closing Date" has the meaning specified in Section 3.01.
          "Collateral" has the meaning specified in Section 9.01.
          "Collateral Agent" has the meaning set forth in the Preamble hereto.
          "Collateral Documents" means, collectively, the DIP Financing Orders and any other security agreement, pledge agreement, mortgage or other documents delivered pursuant to Section 5.01(l) or otherwise that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
          "Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Commitment" or, if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07 as such Lender's "Commitment."
          "Commitment Assumption Agreement" has the meaning specified in Section 2.10(d)(B).

          "Commitment Letter" means the commitment letter, dated as of April 11, 2009, between the Parent, Bowater, Newsprint South and FFH.
          "Computer Software" has the meaning specified in Section 9.01(g)(iv).
          "Confidential Information" means any and all material non-public information delivered or made available by any Credit Party or any Subsidiary relating to any Credit Party or any Subsidiary or their respective businesses, other than any such information that is or has been made available publicly by a Credit Party or any Subsidiary.
          "Confirmation Order" means collectively, an order of the U.S. Bankruptcy Court confirming a Reorganization Plan in the Chapter 11 Cases and an order of the Canadian Bankruptcy Court confirming a Reorganization Plan in the CCAA Case, which orders shall be in form and substance reasonably satisfactory to the Required Lenders.
          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.
          "Consolidated EBITDA" means, for any period, the sum for the Bowater Entities (determined on a combined basis, without duplication, in accordance with GAAP) of the following:
          (a) Consolidated Net Income for such period,
          plus
          (b) the sum of the following to the extent deducted in determining Consolidated Net Income for such period:
          (i) income taxes for such period (or minus, to the extent added in determining Consolidated Net Income for such period, income tax benefit for such period);
          (ii) amortization, depreciation, depletion and other non-cash charges for such period;
          (iii) Consolidated Interest Expense for such period;
          (iv) any extraordinary charges for such period;
          (v) any unusual or non-recurring charges for such period up to an amount not to exceed five percent (5%) of the Consolidated EBITDA of the Parent and its Subsidiaries (as calculated without giving effect to this clause (v) or clause (vi) below); and
          (vi) any net loss on any Asset Disposition during such period, less
          (c) the sum of the following to the extent included in determining Consolidated Net Income for such period:
          (i) the aggregate amount of interest income for such period;
          (ii) any extraordinary gains during such period;
          (iii) any unusual or non-recurring gains during such period; and

          (iv) any net gain on any Asset Disposition during such period;
provided that, for purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner consistent with Regulation S-X of the SEC or otherwise reasonably acceptable to the Required Lenders, to include or exclude, as applicable, as of the first day of any applicable period, any permitted Asset Disposition closed during such period.
          "Consolidated Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter, with respect to the Bowater Entities for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date, taken as one accounting period, the ratio of (a) Consolidated EBITDA as of such last day of such Fiscal Quarter to (b) the sum of (i) interest payable on, and amortization of debt discount in respect of, all Debt for borrowed money, plus (ii) rentals payable under leases of real or personal, or mixed, property, plus (iii) principal amounts of all Debt for borrowed money payable, in each case, of or by the Bowater Entities for or during such period.
          "Consolidated Interest Expense" means, with respect to the Bowater Entities, for any period, the gross interest expense determined for such period on a combined basis without duplication, in accordance with GAAP.
          "Consolidated Net Income" means, with respect to the Bowater Entities, for any period, the net income (or loss) of the Bowater Entities for such period, determined on a combined basis and otherwise determined in accordance with GAAP.
          "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP, excluding, in the case of the Parent, the Abitibi Entities.
          "Conversion," "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06.
          "Copyrights" has the meaning specified in Section 9.01(g)(iii).
          "Credit Parties" means, collectively, the Borrowers and the Guarantors.
          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person (other than pursuant to any employee benefit plan or incentive compensation plan) under acceptances, letter of credit or similar facilities, (g) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another

Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.
          "Debtor Relief Laws" means the Bankruptcy Code, the CCAA, the BIA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
          "Default Interest" has the meaning specified in Section 2.07.
          "DIP Budget" means the Interim DIP Budget together with the Final DIP Budget.
          "DIP Financing Orders" means, collectively, Initial CCAA Order and, prior to the entry of the Final Order, the Interim Order and, following the entry of the Final Order, the Final Order.
          "Dollars" and "$" each mean lawful currency of the United States of America.
          "Eligible Assignee" means (i) the Initial Lenders; (ii) an Affiliate of the Initial Lenders; (iii) an Approved Fund of the Initial Lenders; and (iv) any other Person (other than an individual) approved by the Required Lenders; provided, however, that neither any Credit Party nor any Affiliate of a Credit Party shall qualify as an Eligible Assignee under this definition; and provided, further, that no Person that is a competitor or Affiliate of a competitor of the Bowater Entities in the paper or forest products industry shall qualify as an Eligible Assignee under this definition.
          "Environmental Action" means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, order or agreement (including any obligations to indemnify) relating in any way to any Environmental Law, any Environmental Permit, any Hazardous Material, or arising from alleged injury or threat to public health or safety or, employee health or safety, as such relates to exposure to Hazardous Material, or to natural resources or the environment, including, without limitation, (a) by any governmental or regulatory authority or third party for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
          "Environmental Law" means any applicable federal, state, provincial, municipal, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or legally binding judicial or agency interpretation, relating to pollution or protection of the environment, public health or safety, as such relates to exposure to Hazardous Material, employee health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "Equipment" has the meaning specified in the UCC, and in the case of the Canadian Guarantors, in the PPSA.
          "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.
          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Credit Party, or under common control with any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
          "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Credit Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Credit Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any ERISA Plan; or (g) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.
          "ERISA Plan" means a Single Employer Plan or a Multiple Employer Plan.
          "Event of Default" has the meaning set forth in Section 7.01.
          "Exchangeable Shares" means those shares of capital stock issued by Bowater Canada and listed (or previously listed) on the Toronto Stock Exchange (under stock symbol BWX) which are exchangeable at any time at the option of the holder of such shares into common stock of the Parent and which entitle the holders thereof to similar voting rights and dividend payments (on a per share basis) as those granted to holders of the common stock of the Parent.
          "Excluded Deposit Account" means, collectively, (a) Deposit Accounts established solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees or other similar items and any other Deposit Account in which a security interest would be unlawful under Applicable Law or in violation of any employee benefit plan or employee benefit agreement and (b) except as otherwise required by the Collateral Agent following the occurrence and during the continuance of a Default or Event of Default, Deposit Accounts with amounts on deposit that as of the close of business on any day, when aggregated with (i) the amounts on deposit in all other Deposit Accounts for which a control agreement has not been obtained (other than those specified in clause (a)) and (ii) the aggregate fair market value of all Excluded Investment Property, do not exceed $2,000,000; provided that notwithstanding anything to the contrary contained in this Agreement, any Deposit Account of a Credit Party which is a concentration account or collection account shall not be deemed to be an Excluded Deposit Account at any time.
          "Excluded Investment Property" means, collectively, (a) Investment Property held in a Securities Account established solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees or other similar items and any other Investment Property held in a Securities Account in which a security interest would be unlawful under Applicable Law or in violation of any employee benefit plan or employee benefit agreement, and (b) except as otherwise required by the Collateral Agent following the occurrence and during the continuance of a Default or Event of Default, Investment Property with an aggregate fair market value that as of the close of any business day, when aggregated with (a) the fair market value of all other Investment Property held in a Securities Account for which a control agreement has not been obtained and (b) the aggregate amounts on deposit in all Excluded Deposit Accounts, does not exceed $2,000,000 at any time; provided that notwithstanding anything to the contrary contained in this Agreement, any Investment Property held in a Securities Account of a Credit Party which is a concentration account or collection account shall not be deemed to be Excluded Investment Property at any time.
          "Excluded Property" means:
     (i) assets owned by a Subsidiary if 100% of the Equity Interests of such Subsidiary are not owned by one or more Credit Parties, and Equity Interests issued by any such Subsidiary to the extent that agreements with one or more other shareholders of such Subsidiary would prohibit the pledge of such Equity Interests to the Collateral Agent;
     (ii) any assets to the extent that, and for so long as, taking a security interest in such assets would violate any applicable law or regulation;
     (iii) any leasehold interests in real property;
     (iv) any equipment or other asset owned by a Credit Party that is subject to a purchase money lien or a Capitalized Lease obligation, if the contract or other agreement in which the Lien is granted (or the documentation providing for such Capitalized Lease obligation) prohibits or requires the consent of any Person other than such Credit Party as a condition to the creation of any other security interest on such equipment or asset;
     (v) any shares of capital stock or other Equity Interests issued by any Foreign Subsidiary in excess of 65% of all issued and outstanding shares of all classes of capital stock or other Equity Interests of such Foreign Subsidiary;
     (vi) any rights under any lease, contract or agreement to the extent that the granting of a security interest therein is specifically prohibited in writing by, or would constitute an event of default under or would grant a party a termination right under any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under Applicable Law;

provided, however, that this clause (vi) shall not affect, limit, restrict or impair the grant by any Credit Party of a security interest in any Account, money or other amounts due and payable to any Credit Party or to become due and payable to any Credit Party under such lease, contract or agreement unless such Security Interest in such Account, money or other amount due and payable is also specifically prohibited by the terms of such lease, contract or agreement or such security interest in such Account, money or other amount due and payable or would expressly constitute an event of default under or would expressly grant a party a termination right under any such lease contract or agreement, in each case unless such prohibition is not enforceable or is otherwise ineffective under Applicable Law; provided, further, that notwithstanding anything to the contrary contained in the foregoing proviso, the security interests granted herein shall immediately attach to and the term "Collateral" shall immediately include the rights under any such lease, contract, or agreement and in such Account, money, or other amounts due and payable to any Credit Party at such time as such prohibition, event of default or termination right shall terminate or shall be waived;
          (vii) any Excluded Deposit Accounts and Excluded Investment Property; and
          (viii) any Avoidance Actions.
          "Excluded Taxes" means (a) Income Taxes imposed directly on an Indemnified Party (or its members or shareholders) in respect of payments hereunder or under any other Loan Documents, and (b) any withholding or other taxes imposed or otherwise due in respect of such payments because the Indemnified Party fails to satisfy the requirements of Section 2.14(e).
          "Existing Facilities" has the meaning specified in Section 4.01(m).
          "Fee Letter" means the fee letter, dated as of April 11, 2009, between the Parent and FFH.
          "FFH" shall have the meaning set out in the Preamble.
          "Final DIP Budget" means the updated Interim DIP Budget delivered by the Borrower prior to or in connection with the entry of the Final Order.
          "Final Order" shall have the meaning given to such term in Section 5.01(n)(A).
          "Fiscal Quarter" means any fiscal quarter of any Fiscal Year, which quarter shall end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Parent and its Subsidiaries.
          "Fiscal Year" means a fiscal year of the Parent and its Subsidiaries ending on December 31.
          "Foreign Subsidiary" means any Subsidiary that is not organized under the laws of any political subdivision of the United States.
          "GAAP" means applicable generally accepted accounting principles, consistently applied; provided, however, that for purposes of this Agreement and the other Loan Documents, any financial statements or other financial information shall not be regarded as not having been prepared in accordance with GAAP (a) in the case of Bowater and Newsprint South, solely by reason of such financial statements or financial information being made on a combined basis for Bowater and Newsprint

South or (b) in the case of AbitibiBowater US Holding LLC and Abitibi Consolidated Inc., solely by reason of (i) such financial statements or financial information being made on a combined basis for AbitibiBowater US Holding LLC and Abitibi Consolidated Inc. or (ii) such financial statements or financial information being prepared in accordance with generally accepted accounting principles as in effect in Canada.
          "GAAP Subsidiaries" means, with respect to Parent, all Persons which are required to be Consolidated with the Parent in accordance with GAAP, including, without limitation, the Bowater Entities and the Abitibi Entities.
          "General Intangibles" has the meaning specified in the UCC and, in the case of the Canadian Guarantors, has the meaning given to the term "intangible" in the PPSA.
          "Governmental Authority" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
          "Guarantee Obligation" means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the primary obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          "Guaranteed Obligations" has the meaning specified in Section 6.01.
          "Guaranty Supplement" has the meaning specified in Section 6.05.
          "Guarantors" means, collectively, the U.S. Guarantors and the Canadian Guarantors.
          "Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, mold, greenhouse gases and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic, a contaminant or words of similar import under any Environmental Law.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
          "Immaterial Subsidiary" means any Subsidiary that is not a Material Subsidiary.
          "Income Taxes" means taxes that are imposed on the overall net income (and franchise taxes imposed in lieu thereof) of any Person by the United States or the state or foreign jurisdiction (or any political subdivision thereof) under the laws of which such Person is organized or in which it carries on business.
          "Increase Date" has the meaning specified in Section 2.10(a).
          "Increasing Lender" has the meaning specified in Section 2.10(b).
          "Incremental Commitment Date" has the meaning specified in Section 2.10(b).
          "Incremental Commitment" has the meaning specified in Section 2.10(a).
          "Incremental Facility" has the meaning specified in Section 2.10(a).
          "Indemnified Party" has the meaning specified in Section 2.14(a).
          "Initial CCAA Order" means the issued and entered order of the Canadian Bankruptcy Court in the CCAA Case containing customary provisions, inter alia, declaring that Bowater Canada and the Bowater Entities, which are debtor companies under the CCAA Case are proper debtor companies under the CCAA, providing all customary stays of proceedings against the debtor companies and their property, authorizing the debtor companies to reorganize, recognizing and providing for a stay of proceedings in Canada with respect to the U.S. Borrowers and U.S. Guarantors and granting a Lien in accordance with the terms and conditions of this Agreement, in favor of the Collateral Agent for and on behalf of the Secured Parties, as such order may be amended, varied, modified or restated from time to time.
          "Initial Lenders" means FFH and Avenue Investments.
          "Insurance and Condemnation Event" means the receipt by the Parent, Bowater, Newsprint South or any of their respective Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.
          "Intellectual Property" has the meaning specified in Section 9.01(g).
          "Intercompany Claims" means all intercompany debt payable to the Borrowers and the Guarantors arising after the Bankruptcy Petition Date.
          "Intercompany Subordination Agreement" means a master Intercompany Subordination Agreement to be entered into between the applicable Credit Parties and Subsidiaries thereof party thereto, in form and substance satisfactory to the Administrative Agent.
          "Interest Period" means the period commencing on the Borrowing Date and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two or three months, as the Borrowers may designate by delivery of notice received by the Administrative Agent not later than 2:00 p.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, after the month in which the Borrowing Date occurs and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one month, two months or three months after the last day of the immediately preceding Interest Period; provided, however, that (A) if any Interest Period would end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day unless such next succeeding LIBOR Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, and (B) the final Interest Period shall end on or prior to the Maturity Date.
          "Interim DIP Budget" has the meaning specified in Section 3.01(a)(vii).
          "Interim Order" shall have the meaning given to such term in Section 3.01(b).
          "Inventory" has the meaning specified in the UCC and in the case of the Canadian Guarantors, in the PPSA.
          "Investment" means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Debt of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, (i) any arrangement by which one Person pays expenses of another Person and (ii) any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (i) or (j) of the definition of "Debt" set forth in this Section 1.01 in respect of such other Person) and (d) any written agreement to make any Investment.
          "IP Agreements" has the meaning specified in Section 9.01(g)(viii).
          "Lender Appointment Period" has the meaning specified in Section 8.06.
          "Lender Priority Collateral" means (i) the real property, physical plants, fixtures and equipment of Bowater and its wholly-owned Subsidiaries organized under the laws of the United States of America, including, but not limited to, their respective properties located in Catawba, South Carolina, and Calhoun, Tennessee and (ii) any Intercompany Claims.
          "Lenders" means the Initial Lenders, and any other Person that may become a Lender in accordance with Section 10.07 hereof for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
          "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.
          "LIBOR" means, an interest rate per annum equal to the higher of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term "LIBOR" shall mean, for any Interest Period for all LIBOR Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period); provided, however, if more than one rate is specified on Reuters LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates) and (b) 3.50%.
          "LIBOR Advance" means an Advance bearing interest determined with reference to LIBOR.
          "LIBOR Business Day" means a Business Day on which dealings in Dollars are carried on in the London interbank market and on which commercial banks are open for business in London.
          "Lien" shall mean, with respect to any property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, pledge, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement, or security interest or encumbrance of any kind in respect of such property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any property of any kind (and a Person shall be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property).
          "Loan Documents" means (i) this Agreement, (ii) the Notes, if any, (iii) the Collateral Documents, (iv) the DIP Financing Orders and (v) any other document, agreement or instrument executed and delivered by a Credit Party pursuant to the Loan Documents, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          "Material Adverse Effect" means a material adverse effect on (a) the business, financial or other condition, operations or properties of the Borrowers and their Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) the ability of any Credit Party to perform its Obligations under any Loan Document to which it is or is to be a party; provided that events, developments and circumstances disclosed in public filings and press releases of the Parent and any other events of information made available in writing to the Administrative Agent, in each case at least three days prior to the Closing Date, shall not be considered in determining whether a Material Adverse Effect has occurred, although subsequent events, developments and circumstances relating thereto may be considered in determining whether or not a Material Adverse Effect has occurred.
          "Material Real Property" shall mean any contiguous parcels of real property owned by a Credit Party in fee simple and having a book value of $25,000,000 or more.
          "Material Subsidiary" means, at any time, a Subsidiary of any Borrower having assets in an amount equal to at least 5% of the amount of total Consolidated and combined assets of Bowater, Newsprint South and their respective Subsidiaries or revenues or net income in an amount equal to at least 5% of the amount of total combined revenues or net income of Bowater, Newsprint South and their respective Subsidiaries.

          "Maturity Date" means the earliest of (i) if the Final Order has not been entered by the U.S. Bankruptcy Court, the 45th day following the Closing Date, (ii) twelve months following the Closing Date; provided, however, that such date shall be extended to fifteen months following the Closing Date if, as of the last day of the twelfth month following the Closing Date, the Credit Parties shall have filed Reorganization Plans in the Cases; provided, further, that such date shall be extended to eighteen months following the Closing Date if, as of the last day of the fifteenth month following the Closing Date, the Credit Parties shall be using best efforts to pursue confirmation of the Reorganization Plans described in the first proviso of this clause and seeking entry of the Confirmation Order, (iii) the effective date of the Reorganization Plans and (iv) the acceleration of the loans and termination of the commitments hereunder.
          "Moody's" shall mean Moody's Investors Service, Inc., or any successor organization thereto.
          "Mortgages" has the meaning specified in Section 5.01(n)(I)(i).
          "Mortgage Policies" has the meaning specified in Section 5.01(n)(I)(ii).
          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Credit Party or any ERISA Affiliate and at least one Person other than the Credit Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Credit Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          "Net Cash Proceeds" means, as applicable;
          (a) with respect to any Asset Disposition, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less the sum of the following, without duplication: (i) selling expenses incurred in connection with such Asset Disposition (including reasonable brokers' fees and commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Parent's reasonable good faith estimate of income taxes paid or payable in connection with such sale), (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt (including, without limitation, Debt under the Existing Facilities) secured by a Lien having priority to the Lien of the Collateral Agent on the assets (or a portion thereof) sold in such Asset Disposition, which Debt is repaid with such proceeds, (iii) reasonable reserves with respect to post-closing adjustments, indemnities and other contingent liabilities established in connection with such Asset Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iv) the Parent's reasonable good faith estimate of cash payments required to be made within ninety (90) days of such Asset Disposition with respect to retained liabilities directly related to the assets (or a portion thereof) sold in such Asset Disposition (provided that, to the extent that cash proceeds are not used to make payments in respect of such retained liabilities within ninety (90) days of such Asset Disposition, such cash proceeds shall constitute Net Cash Proceeds);
          (b) with respect to any Insurance and Condemnation Event, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less the sum of the following, without duplication: (i) all fees and expenses in connection therewith and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt secured by a first priority Lien on the assets (or a portion thereof) subject to such Insurance and Condemnation Event, which Debt is repaid in connection therewith; and
          (c) with respect to any issuance of Debt for borrowed money, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith.
          "Newsprint South" means Bowater Newsprint South LLC, a Delaware limited liability company.
          "Note" means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit F.
          "Notice of Borrowing" means a notice of a borrowing, which shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) the Type of Advance, (iii) aggregate amount of such Advance and (iv) in the case of a LIBOR Advance, the initial Interest Period for each such Advance.
          "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Advances, and (b) all other fees and expenses (including reasonable attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrowers or any of their respective Subsidiaries to the Lenders, the Collateral Agent or the Administrative Agent, in each case under any Loan Document, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any Note.
          "Patents" has the meaning specified in Section 9.01(g)(i).
          "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.
          "Permitted Liens" means Liens expressly permitted under Section 5.02(a).
          "Person" means any individual, partnership (whether general or limited), corporation (including a business trust), joint stock company, limited liability company, trust, estate, association, custodian, nominee, joint venture or other entity, or a government or any political subdivision or agency thereof.
          "Pledged Debt" has the meaning specified in Section 9.01(e)(iv).
          "Pledged Equity" has the meaning specified in Section 9.01(e)(iii).
          "Pledged Investment Property" has the meaning specified in Section 9.01(e)(v).
          "Post-Petition Interest" has the meaning specified in Section 6.06.

          "PPSA" means Personal Property Security Act (Ontario) or any successor statute or similar legislation of any other Canadian jurisdictions, including the provisions of the Civil Code of Quebec of general application of taking security in movable property in the province of Quebec.
          "Prepetition Debt" means (a) all Debt under the Existing Facilities and (b) all other Debt of the Credit Parties outstanding immediately prior to the commencement of the Cases.
          "Prepetition Lenders" means the lenders under the Existing Facilities.
          "Primary Guarantor" means each of the Guarantors listed in Part 1 of Schedule II.
          "QSPE" means each of the following: (a) Calhoun Note Holdings AT LLC, (b) Calhoun Note Holdings TI LLC, (c) Bowater Catawba Note Holdings I LLC, (d) Bowater Catawba Note Holdings II LLC, (e) Bowater Saluda Note Holdings LLC, (f) Timber Note Holding LLC and (g) any other qualified special purpose entity created to facilitate the sale and/or the monetization of receivables from the sale of timberlands.
          "Real Property Collateral" has the meaning specified in Section 9.01(h).
          "Recognition Orders" means the Canadian DIP Recognition Order and, following the entry of the Final Order, the Canadian Second DIP Recognition Order.
          "Related Parties" means, with respect to any Person, such Person's Affiliates and such Person's and such Person's Affiliates' respective partners, directors, officers, employees, agents and advisors.
          "Reorganization Plan" means a Chapter 11 plan of reorganization and/or a plan of compromise or arrangement under the CCAA in any of the Cases of the relevant Borrowers or Guarantors, in each case in form and substance reasonably acceptable to the Required Lenders.
          "Responsible Officer" means the chief executive officer, president, chief financial officer, controller or treasurer of a Credit Party or any Person exercising managerial responsibilities equivalent to the foregoing. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
          "Required Lenders" means, at any time, Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances outstanding at such time.
          "Secondary Guarantor" means each of the Guarantors listed in Part 2 of Schedule II.
          "Secured Parties" means the Administrative Agent, the Collateral Agent and the Lenders.
          "Secured Obligations" has the meaning specified in Section 9.01.
          "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Credit Party or any ERISA Affiliate and no Person other than the Credit Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Credit Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          "Standard & Poor's" or "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor organization thereto.
          "Subordinated Obligations" has the meaning specified in Section 6.06.
          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Equity Interests of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, however, notwithstanding the foregoing, the terms "Subsidiary" and "Subsidiaries":
     (a) shall include all Subsidiaries of the Parent (other than those noted in clause (b) below), including without limitation Bowater, Newsprint South and any other Borrower party hereto; and
     (b) shall exclude (i) all QSPEs and (ii) all of the Abitibi Entities.
          "Superpriority Claim" means a claim against the Borrowers and any Guarantor in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the U.S. Bankruptcy Code.
          "Term Advance" has the meaning specified in Section 2.01.
          "Term Borrowing" means a borrowing consisting of the Term Advances made by the Lenders.
          "Thirteen Week Forecast" has the meaning set specified in Section 5.03(f).
          "Trademarks" has the meaning specified in Section 9.01(g)(ii).
          "Trade Secrets" has the meaning specified in Section 9.01(g)(v).
          "Type" refers to the distinction between Base Rate Advances and LIBOR Advances.
          "UCC" means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          "U.S. Bankruptcy Code" shall have the meaning specified in the Preliminary Statements.

          "U.S. Bankruptcy Court" has the meaning specified in the Preliminary Statements.
          "U.S. Borrowers" means Parent and Bowater.
          "U.S. Guarantors" means Parent, Bowater, Newsprint South and each direct and indirect wholly-owned Subsidiary of Bowater and Newsprint South, respectively, organized under the laws of a state of the United States of America and which is a debtor in the Chapter 11 Cases, as listed on Schedule II hereto and, as of the date of such requirement, each other Subsidiary organized under the laws of a state of the United States of America that shall be required to execute and deliver a guaranty pursuant to Section 6.01.
          "U.S. Term Advance" has the meaning specified in Section 2.01.
          "Voting Interests" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Interpretation. As used in this Agreement, the words "include", "includes" and "including" will be deemed to be followed by "without limitation". Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All other terms used herein but not specifically defined herein shall have their respective meanings specified in the UCC.
ARTICLE II
THE FACILITY
          SECTION 2.01. The Facility. The Lenders severally agree, on the terms and conditions hereinafter set forth, to make on the Closing Date (a) a single advance of $166,000,000 to the U.S. Borrowers (the "U.S. Term Advance") and (b) a single advance of $40,000,000 to Bowater Canada (the "Canadian Term Advance" and, collectively with the U.S. Term Advance, the "Term Advances"). Such Borrowing shall consist of Term Advances made simultaneously by the Lenders ratably according to their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
          SECTION 2.02. Repayment of the Advances. The U.S. Borrowers shall repay on the Maturity Date the principal amount of the U.S. Term Advance then outstanding in full, together with all interest and other amounts required to be paid with respect thereto pursuant to Sections 2.08(c) and 2.12 in connection with such repayment. Bowater Canada shall repay on the Maturity Date the principal amount of the Canadian Term Advance then outstanding in full, together with all interest and other amounts required to be paid with respect thereto pursuant to Sections 2.08(c) and 2.12 in connection with such repayment.
          SECTION 2.03. Voluntary Prepayment of the Advances. The Borrowers may, upon at least five Business Days' notice (or such shorter notice period agreed by the Lenders) to the Administrative Agent, stating the proposed date and the aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Advances in whole or in part, together with all interest and other amounts required to be paid pursuant to Sections 2.08(c) and 2.12 in connection with such prepayment.
          SECTION 2.04. Mandatory Prepayment of the Advances. Each Borrower shall, within three Business Days of receipt by the Parent or any Bowater Entity of Net Cash Proceeds arising from (i) any Asset Disposition in respect of a sale or other disposition of any property or assets of the Parent or any Bowater Entity (including any sale of any Equity Interests in the Abitibi Entities) but excluding any Asset Disposition permitted by clauses (i), (iii) - (v) or (vii) of Section 5.02(h), (ii) any Insurance and Condemnation Event with respect to any property of the Parent or any Bowater Entity to the extent resulting in the receipt of Net Cash Proceeds in excess of $5,000,000, or (iii) proceeds from the incurrence of Debt for borrowed money by the Parent or any Bowater Entity in excess of $5,000,000 (other than Debt permitted by Section 5.02(b)), immediately pay or cause to be paid to the Administrative Agent for the account of the Lenders an amount equal to 100% of such Net Cash Proceeds; provided, however, that, so long as no Event of Default shall be continuing, any Credit Party may (A) with respect to any Net Cash Proceeds received in connection with the sale of any equipment in the ordinary course of business, upon any such receipt, reinvest such Net Cash Proceeds to acquire replacement equipment and (B) with respect to any Net Cash Proceeds received in connection with any Insurance and Condemnation Event, upon any such receipt, reinvest such Net Cash Proceeds to replace or repair the property or assets lost or damaged, in each case, within the earlier of (i) the Maturity Date and (ii) 90 days following the date of receipt of such Net Cash Proceeds; provided, further, that no repayment shall be required hereunder as a result of any Net Cash Proceeds received by a Subsidiary that is not wholly-owned except to the extent such Net Cash Proceeds are distributed to a Borrower or a wholly-owned Subsidiary of a Borrower.
          SECTION 2.05. Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of the Advances from the Borrowing Date until such principal amount shall be paid in full, in arrears monthly, and (with respect to LIBOR Advances) at the end of each Interest Period, and on the date that such Advances are Converted or repaid in full, at the following rates per annum:
     (a) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (i) the Base Rate in effect from time to time plus (ii) the Applicable Margin in effect from time to time.
     (b) LIBOR Advances. During such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) LIBOR for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period.
          SECTION 2.06. Conversion of Advances. (a) The Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.05 and 2.13, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of LIBOR Advances into Base Rate Advances shall be effective only on the last day of an Interest Period for such

LIBOR Advances. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into LIBOR Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower.
          (b) If a Borrower shall fail to select the duration of any Interest Period for any LIBOR Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders, whereupon each such LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.
          (c) Upon the occurrence and during the continuance of an Event of Default, (x) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, LIBOR Advances shall be suspended.
          SECTION 2.07. Default Interest. (a) Upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay interest ("Default Interest") on (i) the unpaid principal amount of the Advances, payable in arrears on the dates referred to in Section 2.05 and on demand, at a rate per annum equal at all times to 2% per annum above the applicable rate per annum required to be paid pursuant to Section 2.05 and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the applicable rate per annum required to be paid pursuant to Section 2.05.
          (b) Anything set forth in this Agreement to the contrary notwithstanding, in no event shall the rate of interest payable by the Borrower on any amount hereunder cause the total amount of interest payable on the principal amount of the Advances to exceed the maximum amount permitted by Applicable Law.
          SECTION 2.08. Payments and Computations; Additional Amounts.
          (a) Computations of Interest. All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on LIBOR and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (b) Agent's Account. The Borrowers shall make each payment hereunder no later than 11:00 A.M. (New York City time) on the day when due in immediately available Dollars, to such account of the Administrative Agent as the Administrative Agent shall have notified the Borrowers, for the ratable account of the Lenders.
          (c) Additional Amounts. All payments of principal with respect to the Advances under this Agreement (whether at maturity, on prepayment or otherwise) shall be made together with (without duplication) (i) all accrued interest thereon to the date of such payment or prepayment on the principal amount paid or prepaid and (ii) any expenses and break costs then due and owing hereunder pursuant to Section 10.04(c).
          (d) Notice. Each unscheduled payment under this Agreement shall be accompanied by written notice from the Borrowers identifying the nature of the payment.
          (e) Interest Act (Canada). With respect to Advances made to Bowater Canada, whenever a rate of interest hereunder is calculated on the basis of a year (the "deemed year") which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.
          SECTION 2.09. Evidence of Debt. The Administrative Agent shall maintain an account or accounts evidencing the indebtedness of the Borrowers to each Lender with respect to the Advance and this Agreement, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder; provided that the failure to so maintain any such account shall not impair any obligation of the Borrowers to such Lender. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Advances in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.
          SECTION 2.10. Incremental Facility; ABL Facility.
          (a) The Borrowers may, at any time and from time to time after the Closing Date and prior to the Maturity Date, by notice to the Administrative Agent, request the addition of one or more new term loan facilities or an increase in the Commitments (each of such commitment increases and any such new term loan facility being an "Incremental Facility") to be effective as of a date (the "Increase Date") specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of all Incremental Commitments exceed $360,000,000 minus the outstanding principal amount of the Term Advance; (ii) on the date of any request by a Borrower for an Incremental Commitment and on the related Increase Date, the applicable conditions set forth in Section 3.02 and in clause (d) of this Section 2.10 shall be satisfied; (iii) after giving effect to the incurrence of any Incremental Facility, the Borrowers shall be in pro forma compliance with all financial covenants set forth in Section 5.04; (iv) the terms of any such Incremental Facility shall be the same as the terms of the Term Facility (or may be on terms more favorable to the Secured Parties than those applicable to the Term Facility so long the Loan Documents are amended to apply such terms to the Term Facility) and such Incremental Facility shall form part of the Term Facility for all purposes; (v) each Lender shall have the right, but not the obligation, to commit to provide all or a portion of any Incremental Facility (the amount of such portion being subject to clause (b) below); (vi) subject to the DIP Financing Orders, the Loan Documents may be amended by the Administrative Agent, the Lenders and the Credit Parties, if necessary, to provide for terms applicable to each Incremental Commitment consistent with the terms hereof and (vii) the Required Lenders in their sole discretion shall be satisfied that the Lender Priority Collateral is sufficient to support the DIP Facility as increased by any such Incremental Facility.
          (b) The Administrative Agent shall promptly notify the Lenders of a request by a Borrower for an Incremental Facility, respectively, which notice shall include (i) the proposed amount of such requested Incremental Commitment, (ii) the proposed Increase Date and (iii) the date by which the relevant Lenders wishing to participate in the Incremental Commitment must commit to an increase in the amount of their respective Commitments (which shall in no event be less than ten Business Days from the date of delivery of such notice to the relevant Lenders) (the "Incremental Commitment Date"). Each relevant Lender that is willing, in its sole discretion, to participate in the requested Incremental Commitment (each an "Increasing Lender") shall give written notice to the Administrative Agent on or prior to the Incremental Commitment Date of the amount by which it is willing to commit to the Incremental Facility. Any Lender not responding within such time period shall be deemed to have declined to participate in the requested Incremental Commitment. If the relevant Lenders notify the Administrative Agent that they are willing to participate in an Incremental Commitment by an aggregate amount that exceeds the amount of the requested Incremental Commitment, the requested Incremental Commitment shall be allocated among the relevant Lenders willing to participate therein based on their ratable shares of the Advances under the Term Facility.
          (c) Promptly following the applicable Incremental Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the relevant Lenders are willing to participate in the requested Incremental Commitment. If the aggregate amount by which the Lenders are willing to participate in the requested Incremental Commitment on any such Incremental Commitment Date is less than the requested Incremental Commitment, then the Borrowers may extend offers to one or more Eligible Assignees to participate in any portion of the requested Incremental Commitment that has not been committed to by the relevant Lenders as of the Incremental Commitment Date; provided, however, that (i) the Commitment of each such Eligible Assignee shall be in an amount equal to at least $1,000,000 and (ii) each such Eligible Assignee shall be subject to the approval of the Administrative Agent and FFH (which approval shall not be unreasonably withheld or delayed).
          (d) On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Incremental Commitment in accordance with Section 2.10(c) (each such Eligible Assignee, an "Assuming Lender") shall become a Lender to this Agreement as of the applicable Increase Date and the Commitment of each Increasing Lender for such Incremental Commitment shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.10(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:
     (i) certified copies of resolutions of the board of directors of the Credit Parties approving the applicable Incremental Commitment and the corresponding modifications to this Agreement;
     (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrowers and the Administrative Agent (each a "Commitment Assumption Agreement"), duly executed by such Eligible Assignee, the Administrative Agent and each Borrower;
     (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent; and
     (iv) orders of the Bankruptcy Courts approving such Incremental Facility in form and substance acceptable to the Required Lenders in their sole discretion.
On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.10(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrowers, on or before 1:00 p.m. (New York City time), by telecopier or telex, of the occurrence of the applicable Incremental Commitment to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

          (e) The Borrowers may, at any time and from time to time after the Closing Date and prior to the Maturity Date, by notice to the Administrative Agent, request that an ABL Facility be incorporated into the DIP Facility. The approval of the addition of an ABL Facility to the DIP Facility shall be at the discretion of the Initial Lenders and, if so approved, shall be reflected in amendments to the Loan Documents adopted in accordance with Section 10.01.
          SECTION 2.11. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely (i) to pay transaction costs, fees and expenses, which are incurred in connection with this Agreement, (ii) for working capital purposes, (iii) to pay adequate protection to holders of Debt under the Existing Facilities, as set forth in the DIP Financing Orders, and (iv) for other general corporate purposes of the Borrowers and their Subsidiaries, provided, however, that the proceeds of the Advances shall not be used to repay Prepetition Debt.
          SECTION 2.12. Fees.
          (a) Closing Fees. The Borrowers shall pay fees (the "Closing Fees") to each Lender, as fee compensation for the funding of such Lender's Term Advances, in an amount equal to 2.0% of the stated principal amount of such Lender's Term Advances, earned when funded and payable to such Lender out of the proceeds of its Term Advances; provided that (i) 50% of such Closing Fees shall be payable to such Lender upon entry of the Interim Order and (ii) 50% of such Closing Fees shall be deposited into an escrow account (on terms acceptable to the Initial Lenders) and funded to such Lender upon the earlier of (x) the Maturity Date and (y) the U.S. Bankruptcy Court entering the Final Order; provided however, that in the case of any Incremental Facility, 100% of the closing fees agreed in connection therewith shall be earned and payable upon the funding of such Incremental Facility. The Closing Fees, once paid, shall be non-refundable in all circumstances.
          (b) Upfront Fee. The Borrowers shall pay an upfront fee to the Administrative Agent for the account of the Lenders, on the Closing Date, in an amount equal to 3.0% of the stated principal amount of the Term Advance. Such upfront fee, once paid, shall be non-refundable in all circumstances.
          (c) Extension Fees. The Borrowers shall pay the following extension fees to the Administrative Agent for the account of the Lenders:
     (i) if the Maturity Date is extended past twelve months pursuant to the definition thereof, the Borrowers shall pay an extension fee equal to 0.5% of the aggregate amount of Advances made by each Lender hereunder payable on the date that is twelve months following the Closing Date; and
     (ii) in addition, if the Maturity Date is extended past fifteen months pursuant to the definition thereof, the Borrowers shall pay an extension fee equal to 0.5% of the aggregate amount of Advances made by each Lender hereunder payable on the date that is fifteen months following the Closing Date.
Each such extension fee, once paid, shall be non-refundable in all circumstances.
          (d) Exit Fees. The Borrowers shall pay fees (the "Exit Fees") to each Lender in an amount equal to 2.0% of the aggregate amount of Advances made by such Lender hereunder upon the earlier of (i) the Maturity Date and (ii) repayment in full of all Obligations hereunder. The Exit Fees, once paid, shall be non-refundable in all circumstances.

          SECTION 2.13. Increased Costs, Etc. If, after the date hereof, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining a LIBOR Advance (excluding, for purposes of this Section 2.13, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, within 2 Business Days of demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; provided, further, that no Borrower or Credit Party shall be obligated to compensate any Lender for any such increased cost that accrued more than 12 months prior to the date such Lender notified by Borrowers of such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.14. Taxes. (a) Except as otherwise provided herein, any and all payments by any Credit Party to or for the account of any Lender or the Administrative Agent (each an "Indemnified Party") hereunder or under any other Loan Document shall be made, in accordance with Section 2.08 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Indemnified Party, Excluded Taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Indemnified Party (i) the sum payable by such Credit Party shall be increased as may be necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make all such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.
          (b) In addition, each Credit Party shall pay any present or future sales stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Credit Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as "Other Taxes").
          (c) The Credit Parties shall indemnify each Indemnified Party for and hold them harmless on an after-tax basis against the full amount of Taxes and Other Taxes (including, without limitation, Taxes of any kind imposed on or paid by such Indemnified Party) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, which written demand shall be accompanied by copies of the applicable documentation evidencing the amount of such taxes.

          (d) Within 30 days after the date of any payment of Taxes, the appropriate Credit Party shall furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Initial Lenders. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Credit Party through an account or branch outside the United States or by or on behalf of a Credit Party by a payor that is not a United States person, if such Credit Party determines that no Taxes are payable in respect thereof, such Credit Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.14, the term "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of the Initial Lenders and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), provide the Administrative Agent, the Initial Lenders and the Borrowers with two original properly completed Internal Revenue Service Forms W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents or, in the case of a Lender that has certified that it is not a "bank" as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. Each Lender claiming exemption from withholding tax pursuant to the portfolio interest exception set forth in sections 871(h) and 881(c) of the Code shall provide the Administrative Agent, the Initial Lender and the Borrowers such forms, certificates or documents required by the Internal Revenue Service to establish entitlement to such exemption. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.14 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8IMY, W-8ECI or any successor, or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to increased payment or indemnification under subsection (a) or (c) of this Section 2.14 with respect to taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to taxes because of its failure to deliver a form, certificate or other document required hereunder, the Credit Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes.
          (g) If any Lender determines, in its sole discretion, that it has actually and finally realized by reason of the refund or credit (but not any foreign tax credits) of any Taxes indemnified pursuant to this Section 2.14, a current monetary benefit that would result in the total payments under this Section 2.14 exceeding the amount needed to fully indemnify such Lender on an after-tax basis, such Lender shall pay to the Borrowers or other Credit Party, as appropriate, with reasonable promptness, an amount equal to the lesser of the amount of such benefit or the amount of such excess, net of all expenses in securing such refund.
          SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 10.07 other than to a Credit Party as assignee (i) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing to such Lender at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (x) the purchase price paid to such Lender to (y) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (x) the amount of such other Lender's required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Credit Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Credit Parties in the amount of such interest or participating interest, as the case may be.
ARTICLE III
CONDITIONS TO EFFECTIVENESS
          SECTION 3.01. Conditions Precedent to the Closing Date. This Agreement shall become effective on and as of the first date (the "Closing Date") on which the following conditions precedent have been satisfied (and the obligation of each Lender to make the Advances hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Closing Date):

          (a) The Administrative Agent and FFH shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to FFH (unless otherwise specified) and in sufficient copies for each Lender:
     (i) Duly executed counterparts of this Agreement from each Credit Party.
     (ii) The Notes payable to the order of the Lenders to the extent requested in accordance with Section 2.09.
     (iii) Certified copies of the resolutions of the boards of directors or shareholder(s) of each of the Borrowers and each Primary Guarantor approving the execution and delivery of this Agreement and each other Loan Document to which it is, or is intended to be a party, and of all documents evidencing other necessary constitutive action and, if any, material governmental and other third party approvals and consents, if any, with respect to the Reorganization Plan, this Agreement and each other Loan Document.
     (iv) A copy of the charter or other constitutive document of each Borrower and each Primary Guarantor and each amendment thereto, certified (as of a date reasonably acceptable to FFH) by the Secretary of State of the jurisdiction (or other Governmental Authority, as applicable) of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.
     (v) A certificate of each Borrower and each Primary Guarantor signed on behalf of such Credit Party by a Responsible Officer or its secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the accuracy and completeness of the charter (or other applicable formation document) of such Credit Party and the absence of any changes thereto; (B) the accuracy and completeness of the bylaws (or other applicable organizational document) of such Credit Party as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Person referred to in Section 3.01(a)(iv) were adopted and the absence of any changes thereto (a copy of which shall be attached to such certificate); (C) the absence of any proceeding known to be pending for the dissolution, liquidation or other termination of the existence of such Credit Party; and (D) the absence of any event occurring and continuing, or resulting from the Advance or the application of proceeds, if any, therefrom, that would constitute a Default.
     (vi) A certificate of the Secretary or an Assistant Secretary or other appropriate officer or manager of each Borrower and each Primary Guarantor certifying the names and true signatures of the officers of such Credit Party authorized to sign this Agreement and the other documents to be delivered hereunder.
     (vii) The Administrative Agent and FFH shall have received (A) a weekly cash bankruptcy budget for the 13-week period from the commencement of the Cases, prepared by the Credit Parties and in form and substance acceptable to the FFH in its sole discretion (the "Interim DIP Budget") and (B) draft 2008 audited consolidated financial statements of Parent and its Subsidiaries.

     (viii) A Notice of Borrowing for the Borrowing to be made on the Closing Date.
          (b) The Administrative Agent and the Lenders shall have received (i) satisfactory evidence of the entry of an order of the U.S. Bankruptcy Court substantially in the form of Exhibit C (the "Interim Order") approving, among other things, the Loan Documents, granting the Superpriority Claim status and other Liens described in Section 4.01(m), providing for an intercreditor arrangement with the secured parties under the Existing Facilities and including granting of the adequate protection described therein and (ii) satisfactory evidence of the issuance of the Initial CCAA Order substantially in the form of Exhibit D.
          (c) The Credit Parties shall be in compliance with the orders described in clause (b) above, which shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).
          (d) All of the "first day orders" (including the Interim Order and the Initial CCAA Order) entered by the Bankruptcy Courts at the time of the commencement of the Cases, related orders, and motions and other documents to be filed with and submitted to the U.S. Bankruptcy Court in connection with this Agreement shall be reasonably satisfactory in form and substance to FFH.
          (e) No examiner with increased powers to operate the Credit Parties' material businesses or trustee, receiver, interim receiver or receiver and manager shall have been appointed with respect to any or all of the Credit Parties or their respective properties.
          (f) The Borrowers shall have paid all fees of the Administrative Agent and the Lenders and all expenses of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel to the Administrative Agent and each Initial Lender) due and payable on or prior to the Closing Date.
          SECTION 3.02. Conditions Precedent to each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by a Borrower of the proceeds of such Borrowing, shall constitute a representation and warranty by such Borrower that both on the date of such notice and on the date of such Borrowing such statements are true):
     (a) the representations and warranties contained in each Loan Document, are correct in all material respects, only to the extent that such representation and warranty is not otherwise qualified by materiality or Material Adverse Effect on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date; and
     (b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom that constitutes a Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Credit Parties. Each Credit Party represents and warrants as follows:
     (a) Each of the Borrowers and the Guarantors: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect; (ii) subject to the entry of the DIP Financing Orders by the Bankruptcy Courts, has the requisite power and authority to effect the transactions contemplated hereby, and by other Loan Documents to which it is a party; and (iii) subject to the entry of the DIP Financing Orders and the Recognition Orders by the Bankruptcy Courts, has all requisite power and authority and the legal right to own, pledge or mortgage to the extent required by the Loan Documents and operate its properties, and to conduct its business as now or currently proposed to be conducted except where the failure thereof would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of the Parent, showing as of the Closing Date (as to each such Subsidiary) the jurisdiction of its incorporation or organization, as the case may be, the percentage of the Equity Interests owned (directly or indirectly) by the Parent or its Subsidiaries, and whether such Subsidiary is a Guarantor under this Agreement.
     (c) Upon the entry of the DIP Financing Orders by the Bankruptcy Courts, the execution, delivery and performance by each of the Borrowers and the Guarantors of each of the Loan Documents to which it is a party: (i) are within the respective powers of each of the Borrowers and the Guarantors, have been duly authorized by all necessary action including the consent of shareholders where required, and do not (A) contravene the charter or other organizational documents or by-laws of any of the Borrowers or the Guarantors, (B) violate any law or regulation, or any order or decree of any court or Governmental Authority, (C) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust entered into after the Bankruptcy Petition Date or any material lease, agreement or other instrument entered into after the Bankruptcy Petition Date binding on the Borrowers or the Guarantors or any of their properties, except to the extent that all such violations, conflicts or breaches would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, or (D) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrowers or the Guarantors other than the Liens granted pursuant to this Agreement, other Loan Documents or the DIP Financing Orders, and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority other than the entry of the DIP Financing Orders (other than consents, authorizations, approvals, notices, filings or registrations the failure of which to have been obtained would not, in the aggregate, reasonably be expected to have a Material Adverse Effect). Upon the entry by the Bankruptcy Courts of the DIP Financing Orders, this Agreement has been duly executed and delivered by each of the Borrowers and the Guarantors. This Agreement is, and each of the other Loan Documents to which the Borrowers and each of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrowers and each Guarantor, as the case may be, enforceable against the Borrowers and the Guarantors, as the case may be, in accordance with its terms and the DIP Financing Orders.

     (d) The applicable DIP Budget and all projected Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Administrative Agent and FFH pursuant to Section 5.03 were prepared and will be prepared, as applicable, in good faith on the basis of the assumptions stated therein, which assumptions were fair and will be fair in the light of conditions existing at the time of delivery of such DIP Budget or projections, as the case may be, and represented and will represent, at the time of delivery, the Borrower's good faith estimate of its future financial performance (it being understood that such projections are not a guaranty or warranty of future financial performance).
     (e) There is no unstayed action, suit, or proceeding affecting any Credit Party or any of their Subsidiaries pending or, to the best knowledge of the Credit Parties, threatened before any court, governmental agency or arbitrator that (i) is reasonably expected to be determined adversely to the Credit Party and, if so adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.
     (f) The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (g) No ERISA Event has occurred or is reasonably expected to occur with respect to any ERISA Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.
     (h) The operations and properties of each Credit Party and each of its Subsidiaries comply and for the past four years, have complied with all applicable Environmental Laws and Environmental Permits except for non-compliance that could not be reasonably expected to have a Material Adverse Effect or materially impair the value of the Lender Priority Collateral, all past non compliance with such Environmental Laws and Environmental Permits has been resolved in a manner that could not be reasonably expected to have a Material Adverse Effect or materially impair the value of the Lender Priority Collateral, and, to the best knowledge of the Credit Parties, no circumstances exist that would be reasonably expected to (i) form the basis of an Environmental Action against any Credit Party or any of its Subsidiaries or any of their properties that could be reasonably expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could be reasonably expected to have a Material Adverse Effect.
     (i) The DIP Financing Orders and the Loan Documents create a valid and perfected security interest in the Collateral having the priority set forth in the DIP Financing Orders securing the payment of the Secured Obligations. The Credit Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents. As of the Closing Date, no Liens exist in favor of the PBGC.
     (j) Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order of the Securities and Exchange Commission thereunder.

     (k) Each Credit Party and each of its Subsidiaries has filed or caused to be filed all tax returns and reports (federal, state, local and foreign) which are required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, together with applicable interest and penalties, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     (l) Prior to the Bankruptcy Petition Date, each Canadian Pension Plan is, and has been, established, registered, qualified, administered and invested, in material compliance with the terms thereof and all Applicable Law; and no Credit Party has received, within the last seven years, any notice from any Person questioning or challenging such compliance (other than in respect of any claim related solely to that Person), and no Credit Party has knowledge of any such notice from any Person questioning or challenging such compliance beyond the last seven years. All obligations under any Canadian Pension Plan (whether pursuant to the terms thereof or Applicable Law) prior to the Bankruptcy Petition Date have been satisfied, and there are no outstanding defaults or material violations thereunder by any Credit Party nor does any Credit Party have knowledge of any default or material violation by any other party to any Canadian Pension Plan. All contributions or premiums required to be paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof and all applicable law, and no taxes, penalties or fees are owing or exigible under any Canadian Pension Plan. There is no material proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any Canadian Pension Plan or its assets. No event has occurred prior to the Bankruptcy Petition Date respecting any Canadian Pension Plan which would entitle any Person (without the consent of applicable Credit Party) to wind-up or terminate any Canadian Pension Plan, in whole or in part, or which could, reasonably be expected to adversely affect the tax status thereof. Any prior withdrawals or transfers of assets from any Canadian Pension Plan have complied with the terms of the relevant Canadian Pension Plan, any funding arrangement in respect of the Canadian Pension Plan (including all predecessor documents thereto) and any Applicable law or regulatory requirement.
     (m) Each of the Borrowers hereby represents, warrants and covenants that, except as otherwise expressly provided in this paragraph, upon the entry of the Interim Order (or the Final Order, when applicable), the Initial CCAA Order and the Recognition Orders, the Secured Obligations will be secured by valid and enforceable security interests in the Collateral (subject to the Carve-Out), and that the DIP Facility and each Loan Document (x) shall at all times constitute a Superpriority Claim in the Cases of the Borrowers having priority, pursuant to Sections 364(c)(1) and 507(b) of the Bankruptcy Code (subject only to the Carve-Out), over all other claims of any entity, including without limitation any claims under Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law) 1113 and 1114 of the Bankruptcy Code, (y) pursuant to Section 364(d) of the Bankruptcy Code shall include a valid, binding, enforceable and perfected priming Lien upon that portion of the Lender Priority Collateral comprising the Catawba Acre, solely to the extent of the Catawba Acre Lien, and shall at all times be senior to the rights of the Borrowers, any successor trustee to the extent permitted by law, or any other creditor in the Case, (z) shall have the priority and all the other benefits provided in the Initial CCAA Order and (aa) pursuant to Sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code, shall at all times be secured by (a) valid, enforceable and perfected second priority security interests in all assets securing the existing senior secured loan facilities of the Credit Parties described in Schedule 4.01(m) (the "Existing Facilities"), excluding Avoidance Actions and (b) valid, enforceable and perfected first priority security interests in the Lender Priority Collateral, excluding Avoidance Actions.

     (n) The Consolidated balance sheet of the Parent and its GAAP Subsidiaries as at December 31, 2007, and the related Consolidated statements of income and cash flows of the Parent and its GAAP Subsidiaries for the Fiscal Year then ended, and the interim Consolidated balance sheets of the Parent and its GAAP Subsidiaries as at September 30, 2008 and the related Consolidated statements of income and cash flows of the Parent and its GAAP Subsidiaries for the respective months then ended, which have been furnished to the Lenders present fairly the financial condition and results of operations of the Parent and its GAAP Subsidiaries as of such dates and for such periods all in accordance with GAAP (subject to year-end adjustments and in the case of unaudited financial statements, except for the absence of footnote disclosure).
     (o) There is no indebtedness or other outstanding obligations of the Credit Parties due to the secured party of record indicated in Schedule III in connection with the Catawba Acre Lien.
ARTICLE V
COVENANTS OF THE CREDIT PARTIES
          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Credit Party will:
     (a) Corporate Existence. Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i)(A) if in the reasonable business judgment of the Borrowers or such Guarantor, as the case may be, it is in its best economic interest not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises and the loss thereof is not materially disadvantageous to the Credit Parties, taken as a whole, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) as otherwise permitted by Section 5.02(h).
     (b) Compliance with Laws. Comply with all laws, rules, regulations, orders and other requirements of any governmental authority applicable to it or its property, such compliance to include without limitation, ERISA, Environmental Laws and The Racketeer Influenced and Corrupt Organizations Chapter of The Organized Crime Control Act of 1970, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     (c) Insurance. Keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (subject to deductibles and including provisions for self-insurance); and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrowers or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area and in each case with financially sound and reputable insurance companies (subject to provisions for self-insurance).

     (d) Taxes. Pay and discharge and cause each of its Subsidiaries to pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising, or attributed to the period, after the Bankruptcy Petition Date, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise arising after the Bankruptcy Petition Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the (i) payment or discharge thereof shall be stayed by the U.S. Bankruptcy Code or pursuant to the CCAA, or (ii) the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP.
     (e) Access to Books and Records.
     (i) Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrowers and the Guarantors; and provide the Lenders and their representatives access to all such books and records during regular business hours upon reasonable advance notice, in order that the Lenders may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrowers or the Guarantors to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrowers and the Guarantors with the officers and independent accountants of the Borrowers; provided that the Borrowers shall have the right to be present at any such visit or inspection.
     (ii) Grant the Lenders access to and the right to inspect all reports, audits and other internal information of the Borrowers and the Guarantors relating to environmental matters upon reasonable advance notice, but subject to appropriate limitations so as to preserve attorney-client privilege.
     (iii) At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit the Lenders and/or any representatives designated by the Lenders (including any consultants, accountants, lawyers and appraisers retained by the Lenders) to visit the properties of the Borrowers and the Guarantors to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Collateral and all related systems; provided that representatives of the Borrowers shall have the right to be present at any such visit and, unless an Event of Default has occurred and is continuing, such visits permitted under this clause (iii) shall be made no more frequently than once in any three-month period.
     (f) Use of Proceeds. Use the proceeds of the Advances solely for the purposes, and subject to the restrictions, set forth in Section 2.11.
     (g) Priority. Acknowledge, (i) in the case of the U.S. Cases, pursuant to Section 364(c)(1) of the U.S. Bankruptcy Code, that the Obligations of the Credit Parties hereunder and under the other Loan Documents constitute allowed Superpriority Claims in the U.S. Cases, pari passu to the Superpriority Claim granted to the holders of the Debt under the Existing Facilities in accordance with the DIP Financing Orders, and (ii) in the case of the Canadian Case, the Obligations of the Credit Parties which are subject to the Initial CCAA Order under the Loan Documents are secured by a Lien ranking as contemplated in the Initial CCAA Order.
     (h) Validity of Loan Documents. Object to any application made on behalf of any Credit Party or by any Person challenging the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto.
     (i) Cash Management Order. Comply with the Cash Management Order.
     (j) Additional Guarantors. Cause each Subsidiary that hereafter becomes party to a Case to execute a Guaranty Supplement within 10 days of becoming party thereto; provided, however, that notwithstanding the foregoing, no Subsidiary will be required to become or remain a Guarantor or provide or maintain a lien on any of its assets as security for any of the Obligations (i) if such Subsidiary is not a wholly-owned Subsidiary or does not otherwise fall within the definition of "Guarantor"; or (ii) to the extent doing so would (x) result in any material adverse tax consequences or (y) be prohibited by any Applicable Law.
     (k) Environmental Matters. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, in each case to the extent the failure to so comply, obtain renew, remove or clean up would result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
     (l) Further Assurances.
     (i) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.
     (ii) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by Applicable Law, subject any Credit Party's properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Credit Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
     (iii) Each of the Credit Parties hereby authorizes the Collateral Agent to file UCC financing statements and PPSA registration statements naming such Credit Party as debtor and describing the collateral covered thereby as "all assets", "all personal property", or using a similarly broad collateral description, in such jurisdictions that the Collateral Agent deems necessary or appropriate.
     (m) Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not have a Material Adverse Effect; provided that, this subsection (m) shall not prohibit the sale, transfer or other disposition of any such property consummated in accordance with the other terms of this Agreement.
     (n) Post-Closing Obligations.
     (i) Within 45 days following the Closing Date (or such later date as the Required Lenders may approve), the U.S. Bankruptcy Court shall have entered an order, in form and substance satisfactory to the Administrative Agent and the Lenders, authorizing and approving, on a final basis, this Agreement, the other Loan Documents, the Commitment Letter and the Fee Letter and all of their respective provisions and the priorities and liens granted under Sections 364(c) (and solely with respect to the Catawba Acre Lien, Section 364(d)) of the U.S. Bankruptcy Code, and containing such other terms and conditions as are acceptable to the Required Lenders in their sole discretion (the "Final Order"), which order shall not have been vacated, reversed or stayed or, without the consent of the Required Lenders, modified or amended; provided, however, that any such modification or amendment that is adverse to an Initial Lender shall be subject to the consent of such Initial Lender.
     (ii) The Borrowers shall be in compliance with the DIP Financing Orders and the Recognition Orders and each of the DIP Financing Orders and the Recognition Orders shall not have been reversed, modified, amended, stayed or vacated, in the case of any amendment or modification, without the prior written consent of the Required Lenders; provided, however, that any such modification or amendment that is adverse to an Initial Lender shall be subject to the consent of such Initial Lender.
     (iii) Within 45 days following the Closing Date (or such later date as the Required Lenders may approve), the Credit Parties shall have executed and delivered any security agreements, pledge agreements and any other documents and agreements relating thereto reasonably requested by FFH, in each case, in form and substance reasonably acceptable to FFH.

     (iv) Within 10 days following the Closing Date (or such later date as the Required Lenders may approve), the Collateral Agent shall have received a certificate from the Borrowers' insurance broker or other evidence satisfactory to it that all insurance required to be maintained by the Credit Parties hereunder is in full force and effect, together with endorsements naming the Collateral Agent as additional insured and loss payee thereunder.
     (v) Within 45 days following the Closing Date (or such later date as the Required Lenders may approve), the Borrowers shall have appointed a Chief Restructuring Officer reasonably acceptable to the Required Lenders.
     (vi) The Credit Parties shall provide written notice to the Administrative Agent and FFH in reasonable detail within two Business Days of (A) any purchase offer that any Credit Party or a Subsidiary may receive with respect to any material asset (including with respect to the Abitibi Entities), (B) any plan or proposal to sell or otherwise dispose of any material asset of the Credit Parties or their Material Subsidiaries (including with respect to the Abitibi Entities), and (C) any plan or proposal for the issuance of Debt or Equity Interests by any Credit Party or any Subsidiary thereof (excluding the Abitibi Entities), and, in each case, at the request of FFH, additional details with respect to any such offer, plan or proposal, to the extent not prohibited by confidentiality requirements.
     (vii) Within 45 days following the Closing Date, obtain private debt ratings on the Obligations under the DIP Facility from Moody's and Standard & Poor's.
     (viii) Within 10 days following the Closing Date, the Administrative Agent shall have received from each Secondary Guarantor duly executed counterparts of the closing documents described in Sections 3.01(a)(iii), (iv), (v) and (vi).
     (ix) Within 10 Business Days following the Closing Date, the Administrative Agent shall have received a complete and accurate list of (A) all Material Real Property owned by any Credit Party or any of its Subsidiaries, showing as of the date hereof the street address (if available), county or other relevant jurisdiction, state, record owner and book value thereof, (B) all leases of Material Real Property under which any Credit Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, (if available) county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof and (C) all leases of Material Real Property under which any Credit Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.
     (x) Within 45 days following the Closing Date, as such time period may be extended by the Administrative Agent and FFH in their sole discretion (provided, that if substantially all of the items described in this Section 5.01(I) are not delivered by the date that is 90 days after the Closing Date, any additional extensions shall be subject to the approval of the Required Lenders), the Borrower shall deliver deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in form and substance reasonably satisfactory to the Administrative Agent and FFH (the "Mortgages") with respect to the properties requested by FFH after the date hereof, duly executed by the appropriate Credit Party, together with:

     (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered on or before the date that is 45 days after the Closing Date (or such later date as approved by the Administrative Agent and FFH in their sole discretion) and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid;
     (B) fully paid American Land Title Association Lender's Extended Coverage (or, with respect to properties located in Canada, a Canadian equivalent thereof reasonably acceptable to the Administrative Agent and FFH) title insurance policies (the "Mortgage Policies") in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent and FFH, issued by Chicago Title or one or more other title insurers reasonably acceptable to the Administrative Agent and FFH, insuring the Mortgages to be valid and subsisting Liens on the real property described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's Liens) as the Administrative Agent may reasonably deem necessary or desirable, and a zoning report from Planning and Zoning Resources Corporation (or, with respect to properties located in Canada, a Canadian equivalent thereof reasonably acceptable to the Administrative Agent and FFH) satisfactory to Administrative Agent and FFH;
     (C) American Land Title Association/American Congress on Surveying and Mapping form surveys (or, with respect to properties located in Canada, a Canadian equivalent thereof reasonably acceptable to the Administrative Agent and FFH), for which necessary fees (where applicable) have been paid, dated no more than the date that is 45 days after the Closing Date or, solely in the case of the property located in Calhoun, Tennessee, 60 days after the Closing Date (or, in each case, such later date approved by the Administrative Agent and FFH in their sole discretion), certified to the Administrative Agent, the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent and FFH by a land surveyor duly registered and licensed in the States in which the real property described in such surveys is located and acceptable to the Administrative Agent and FFH, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent and FFH;
     (D) evidence of the insurance required by the terms of the Mortgages;
     (E) favorable opinions of local counsel for the Credit Parties (x) in states or provinces in which such properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance satisfactory to the Administrative Agent and FFH and (y) in states or provinces in which the Credit Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Credit Parties in the granting of the Mortgages, in form and substance satisfactory to the Administrative Agent and FFH; and
     (F) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent and FFH may reasonably deem necessary or desirable and evidence that all other actions that the Administrative Agent and FFH may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.
     (xi) Within 45 days following the Closing Date (or such later date as the Required Lenders may approve), the Credit Parties and their respective Subsidiaries shall have executed and delivered the Intercompany Subordination Agreement to the Administrative Agent.
     (xii) Within 5 Business Days following the Closing Date, as such time period may be extended by the Administrative Agent and FFH in their sole discretion, each Credit Party located in the Province of Quebec or that has any real or personal property in the Province of Quebec shall deliver a duly executed hypothec agreement in favor of the Collateral Agent granting a hypothec in all of such Credit Party's property, assets and undertaking in the Province of Quebec in form and substance satisfactory to the Collateral Agent and shall take all other actions reasonably required by the Collateral Agent in connection with the registration of such hypothec agreement.
     (o) Abitibi Entities. Promptly notify FFH with respect to any purchase offer or any proposal received by the Parent or any Abitibi Entity to sell, transfer or otherwise dispose of all, substantially all or any significant portion of the assets of the Abitibi Entities (including, without limitation, any Equity Interests therein), and consult with FFH in good faith prior to entering into any agreement with respect thereto.
          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Credit Party will, at any time:
     (a) Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrowers or any of their respective Subsidiaries now owned or hereafter acquired by any of the Borrowers or the Guarantors, other than:
     (i) Liens in favor of the Collateral Agent and the Secured Parties;
     (ii) Liens in connection with Debt permitted to be incurred pursuant to Section 5.02(b)(vii) so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired with the proceeds of such Debt or subject to the applicable Capitalized Lease;
     (iii) Liens securing Debt in respect of any ABL Facility; provided that Liens against Lender Priority Collateral securing any ABL Facility shall be subordinated to the Lien in favor of the Collateral Agent hereunder pursuant to intercreditor arrangements on terms reasonably acceptable to the Initial Lenders;

     (iv) Liens securing the Carve-Out and other Liens contemplated under the DIP Financing Orders (including Liens securing the Existing Facilities);
     (v) (A) purchase money Liens (including precautionary Lien filings made under the Code of any jurisdiction) on equipment acquired or held by any Credit Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Debt incurred solely for the purpose of financing the acquisition of such equipment or (B) Liens existing on such equipment at the time of its acquisition; provided, however, that in the case of each of clauses (A) and (B), (x) no such Lien shall extend to or cover any other property of any Credit Party or any of its Subsidiaries, and (y) the aggregate principal amount of Debt secured by any or all such Liens shall not exceed at any one time outstanding $10,000,000;
     (vi) Liens arising from judgments, orders, or other awards not constituting an Event of Default;
     (vii) Liens in existence on the Closing Date with respect to each Credit Party or any Subsidiary of a Credit Party, in each case described on Schedule 5.02(a)(vii); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date;
     (viii) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted if adequate reserves are maintained to the extent required by GAAP;
     (ix) the claims of materialmen, mechanics, carriers, warehousemen, repairmen, processors or landlords for labor, materials, supplies, rentals or other similar Liens incurred in the ordinary course of business, unexercised rights of set off, in each case with respect to amounts not yet delinquent or that are bonded or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;
     (x) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;
     (xi) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party or Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt;
     (xii) (A) Liens securing Debt permitted pursuant to Section 5.02(b)(xvi); provided any such Lien shall encumber only the rights and interests under the insurance policy that secures such Debt, and (B) Liens securing Debt permitted pursuant to Section 5.02(b)(xviii); provided any such Lien shall encumber only the assets being acquired or shipped pursuant to such letter of credit;
     (xiii) purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
     (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (xv) Liens constituting encumbrances in the nature of zoning restrictions, easements (including reciprocal easement agreements), rights-of-way, municipal building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, or other similar restrictions, title defects or other irregularities that were not incurred in connection with and do not secure Debt and do not materially and adversely affect the use of the property encumbered thereby for the intended purposes and, which do not, in any case, impair (i) the use thereof in the ordinary conduct of business or (ii) the marketability or value of such property;
     (xvi) Liens on the Collateral granted as adequate protection pursuant to an order of the Bankruptcy Courts; provided, however that all such Liens on the Lender Priority Collateral shall be fully subordinated to the Liens of the Collateral Agent;
     (xvii) Liens created by any pension legislation applicable to the Canadian Pension Plans; and
     (xviii) Liens that do not, individually or in the aggregate, secure obligations (or encumber property with a fair market value) in excess of $5,000,000 at any one time outstanding.
     (b) Debt. Contract, create, incur, assume or suffer to exist any Debt, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Debt, except for
     (i) Debt (including Guaranteed Obligations) under this Agreement and the other Loan Documents;
     (ii) Debt incurred prior to the Bankruptcy Petition Date and listed on Schedule 5.02(b) hereto (and in the case of the Debt set forth on such Schedule 5.02(b), the extension of maturity, refinancing or modification of the terms thereof; so long as (A) such extension, refinancing or modification is pursuant to terms that, taken as a whole, are not less favorable to the Credit Parties and the Lenders than the terms of the Debt being extended, refinanced or modified or are otherwise reasonably satisfactory to the Required Lenders and (B) after giving effect to such extension, refinancing or modification, the amount of such Debt is not greater than the amount of Debt outstanding immediately prior to such extension, refinancing or modification);
     (iii) Debt arising from Investments among and between the Credit Parties that are permitted hereunder;

     (iv) Debt in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;
     (v) Debt in respect of netting services, customary overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;
     (vi) Debt in respect of any ABL Facility or the Existing Facilities;
     (vii) Debt with respect to Capitalized Leases and purchase money Debt (including any such Debt incurred to finance the acquisition, construction or improvement of any fixed or capital asset) in an aggregate amount not to exceed at any time $10,000,000; and any refinancings, renewals and extensions of any such purchase money Debt;
     (viii) Debt secured by a Lien permitted under Section 5.02(a)(v);
     (ix) Debt incurred in connection with a Hedge Agreement (A) which is entered into for interest rate, foreign currency or other business purposes and not for speculative purposes and (B) with a counterparty reasonably satisfactory to the Administrative Agent; provided that any counterparty that is a Lender or any Affiliate thereof shall be deemed satisfactory to the Administrative Agent;
     (x) Debt in respect of non-Credit Parties in existence on the Closing Date and set forth on Schedule 5.02(b);
     (xi) Debt arising from judgments, orders or other awards to the extent not constituting an Event of Default;
     (xii) other unsecured Debt in an aggregate principal amount outstanding not at any time exceeding $5,000,000;
     (xiii) Debt owed by any Credit Party to any other Credit Party (provided that, if requested by the Administrative Agent, such Debt shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent);
     (xiv) Debt owed by any Subsidiary which is not a Credit Party to any other Subsidiary which is not a Credit Party;
     (xv) Debt owed by any Subsidiary which is not a Credit Party to a Credit Party (provided that such Debt shall be payable by such Subsidiary on demand by the Credit Party to the extent required pursuant to the Intercompany Subordination Agreement); provided that the aggregate amount of such Debt, together with any equity or capital investments permitted pursuant to Section 5.01(h)(vii) (without duplication), shall not exceed $25,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and investments as reduced by any repayments or distributions made with respect thereto);
     (xvi) Debt in respect of insurance premium financing arrangements incurred in the ordinary course of business and provided that such Debt does not exceed the unpaid amount of such premiums;

     (xvii) Debt of non-U.S. Subsidiaries in an aggregate amount not to exceed at any time $15,000,000; and
     (xviii) Debt of the Parent or any of its Subsidiaries (but excluding, for the avoidance of doubt, the Abitibi Entities) as an account party in respect of trade letters of credit entered into in the ordinary course of business; provided that no such trade letter of credit shall be secured by any assets of the Parent or any of its Subsidiaries other than the assets being acquired or shipped pursuant to such letter of credit.
     (c) Chapter 11 Claims. Subject to the DIP Financing Orders, incur, create, assume, suffer to exist or permit any claim that is pari passu with or senior to the claims of the Secured Parties against the Borrowers and the Guarantors, other than in accordance with the applicable DIP Financing Orders.
     (d) Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution, or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock) of the Borrowers, or set apart any sum for the aforesaid purposes; provided that:
     (i) the Borrowers or any of their Subsidiaries may make cash distributions or equity repurchases pursuant to employee benefit plans or incentive compensation plans, in each case to the extent such distributions constitute compensation to executives or employees of such Borrower or of the applicable Subsidiary and in each case as approved by the applicable Bankruptcy Court (whether or not such repurchase constitutes compensation);
     (ii) any Subsidiary of the Parent may make distributions or pay dividends to the Parent or any other Subsidiary of the Parent that owns any Equity Interests in such Subsidiary and, in the case of a distribution or dividend by a Subsidiary that is not a wholly-owned Subsidiary, to each other owner of Equity Interests in such Subsidiary based on their relative ownership interests; and
     (iii) AbitibiBowater Canada Inc. may repurchase all or any portion of the Exchangeable Shares solely with either shares of common stock of the Parent, consideration received from the Abitibi Entities (including, but not limited to, any consideration received for the repurchase of the shares of Abitibi held by AbitibiBowater Canada Inc.) or any combination thereof, in each case as approved in the CCAA Case for the Abitibi Entities.
     (e) Equity Issuances. Except to the extent included as Debt and incurred in accordance with Section 5.02(b) hereof, issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be (x) convertible or exchangeable into Debt unless such Debt is permitted at the time pursuant to Section 5.02(b) or (y) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due; provided, however, that a Credit Party shall not be prohibited from issuing, selling or otherwise disposing of any such class or series of capital stock pursuant to any employee benefit plan or incentive compensation plan as in effect on the Bankruptcy Petition Date up to a maximum value in excess of obligations to issue, sell or otherwise dispose of such capital stock existing on the Bankruptcy Petition Date of (i) $10,000,000 in the aggregate, for all such plans, and (ii) $2,000,000 in the aggregate per annum for all such plans.
     (f) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Credit Party, (iii) compensation, retirement, expense reimbursement, insurance and indemnification arrangements with directors, officers, employees or consultants in the ordinary course of business consistent with the DIP Budget; (iv) allocation of customer orders between the Abitibi Entities and the Bowater Entities determined in the ordinary course of business in a manner consistent with past practice; (v) payments in the ordinary course of business to Abitibi Entities of amounts received by the Credit Parties and representing payments on accounts receivable of the Abitibi Entities consistent with the Cash Management Order; (vi) allocation of selling, general and administrative expenses between Bowater Entities and Abitibi Entities in the ordinary course of business in a manner consistent with past practice; and (vii) joint purchasing agreements between or among the Credit Parties and the Abitibi Entities whereby the parties thereto agree to jointly purchase goods or services from third parties; provided that such agreements are on terms no less favorable than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate.
     (g) Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except for:
     (i) Investments existing on the Closing Date, as set forth on Schedule 5.02(h) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other material modification of the terms thereof;
     (ii) Investments in cash and Cash Equivalents;
     (iii) Investments by (A) any Credit Party in any other Credit Party, (B) non-Credit Party in any other non-Credit Party and (C) any Credit Party or non-Credit Party in Bowater Canada and its Subsidiaries; provided that no such Investment may be made to any Abitibi Entity;
     (iv) Investments (A) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the settlement of delinquent accounts and disputes with customers and suppliers, or (B) received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments;
     (v) Investments (A) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with current market practices, (B) in the form of extensions of trade credit in the ordinary course of business, (C) in the form of prepaid expenses and deposits to other Persons in the ordinary course of business and (D) Investments constituting Hedge Agreements entered into for non-speculative purposes and permitted pursuant to Section 5.02(b);

     (vi) Investments made after the Closing Date in any Subsidiary formed after the Closing Date so long as (A) such Subsidiary is a Guarantor hereunder and (B) the Borrowers and their respective Subsidiaries comply with the applicable provisions of 5.02(i);
     (vii) Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $5,000,000;
     (viii) Investments in the form of intercompany Debt to the extent permitted by Section 5.02(b)(xv);
     (ix) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;
     (x) Investments in the form of payment of expenses to the extent permitted under Section 5.02(f)(vi); and
     (xi) other Investments in an aggregate amount not to exceed $500,000.
     (h) Fundamental Changes; Acquisitions; Asset Dispositions. Take any of the following actions, or permit any of its Subsidiaries to do any of the foregoing: (x) wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, (y) purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof), or (z) make any Asset Disposition; other than, with respect to this sub-clause (z):
     (i) the sale of inventory in the ordinary course of business;
     (ii) the sale of obsolete, worn-out or surplus assets in the ordinary course of business that are no longer used or usable in the business of the Parent or any of its Subsidiaries;
     (iii) the transfer of assets to the Borrowers or any wholly-owned Subsidiary (provided that, in the case of any such transfer of assets, (A) if the transferee of such assets is a Credit Party, such Credit Party shall not pay more than the fair market value of such assets (determined as of the date of the applicable transfer) and (B) if the transferor of such assets is a Credit Party, the transferee shall not pay less than the fair market value of such assets (determined as of the date of the applicable transfer);
     (iv) the Borrowers or any Subsidiary may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;
     (v) the disposition of any Hedge Agreement;
     (vi) the disposition of cash or Cash Equivalents;
     (vii) the sale of timberlands by the Borrowers or any of their Subsidiaries; and

     (viii) other asset dispositions in an aggregate amount not to exceed $3,000,000;
provided, however, that the foregoing limitations are not intended to prevent any Credit Party from rejecting unexpired leases or executory contracts as permitted pursuant to section 365 of the Bankruptcy Code or the Initial CCAA Order in connection with the Cases.
     (i) Nature of Business. Modify or alter, or permit any of its Subsidiaries to modify or alter, in any material manner the nature and type of its business as conducted at or prior to the Bankruptcy Petition Date or the manner in which such business is currently conducted (except as required by the U.S. Bankruptcy Code), it being understood that sales permitted by Section 5.02(h) and discontinuing operations expressly identified as operations to be discontinued in the DIP Budget shall not constitute such a material modification or alteration.
     (j) Amendments of Constitutive Documents. Amend its constitutive documents, except for amendments that would not reasonably be expected to adversely affect the interests of the Lenders.
     (k) Accounting Changes. Make or permit any changes in (i) accounting policies or reporting practices, except (x) as permitted or required under GAAP and (y) solely in the case of reporting practices, in connection with any reporting to the Bankruptcy Courts as required under the Cases, or (ii) its Fiscal Year.
     (l) Negative Pledge; Payment Restrictions Affecting Subsidiaries. Enter into or allow to exist, or allow any Subsidiary to enter into or allow to exist, any agreement prohibiting or conditioning the ability of a Borrower or any such Subsidiary to (i) create any lien upon any of its property or assets, (ii) make dividends to, or pay any indebtedness owed to, any Credit Party, (iii) make loans or advances to, or other investments in, any Credit Party, or (iv) transfer any of its assets to any Credit Party other than (A) any such agreement with or in favor of the Administrative Agent or the Lenders; (B) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; (C) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by a Borrower or any Subsidiary for the disposition of any of its property or assets so long as such disposition is otherwise permitted under the Loan Documents; (D) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business; (E) customary anti-assignment provisions contained in any agreement entered into in the ordinary course of business; (F) any agreement in existence on the Bankruptcy Petition Date and any assumption of any such agreement permitted hereunder so long as the terms or provisions in connection with any such assumption relating to liens are no more restrictive than the agreement in effect on the Bankruptcy Petition Date, (G) such encumbrances or restrictions required by applicable law, in each case as in effect on the Closing Date and (H) customary restrictions contained in the ABL Facility not affecting the rights of the Secured Parties under the DIP Facility.
     (m) Prepayments, Amendments, Etc. of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt except (A) regularly scheduled or required repayments or redemptions of Debt permitted hereunder, (B) any prepayments or redemptions of Debt in connection with a refunding or refinancing of such Debt permitted by Section 5.02(b), (C) any repayments of Debt to the Borrowers or their Subsidiaries that was permitted to be incurred under this Agreement, or (D) any repayment of Debt under the Existing Facilities from proceeds of assets securing such Existing Facilities, other than Lender Priority Collateral, to the extent allowed pursuant to an order of the Bankruptcy Courts, or (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of any Debt.
     (n) Sales and Lease Backs. Except as set forth on Schedule 5.02(n), become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property, whether now owned or hereafter acquired (i) which such Credit Party has sold or transferred or is to sell or transfer to any other Person (other than another Credit Party) or (ii) which such Credit Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by a Credit Party to any Person (other than another Credit Party) in connection with such lease.
          SECTION 5.03. Reporting Requirements. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Credit Party will furnish to the Administrative Agent and FFH:
     (a) Default Notice. As soon as possible and in any event within two Business Days after any Responsible Officer of the Borrower has knowledge of the occurrence of any Default or within three Business Days after any Responsible Officer of any Credit Party has knowledge of the occurrence of any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer (or person performing similar functions) of such Credit Party setting forth details of such Default or other event and the action that the Credit Parties have taken and propose to take with respect thereto.
     (b) Annual Financials. As soon as available and in any event within 105 days after the end of each Fiscal Year, in the case of the Bowater Entities and the Abitibi Entities, each on a combined basis and in the case of the Parent and its GAAP Subsidiaries, on a consolidated basis, in each case, commencing with the Fiscal Year ending December 31, 2009, a copy of the annual audit report for such Fiscal Year, including therein a Consolidated balance sheet of the Bowater Entities, the Abitibi Entities or the Parent and its GAAP Subsidiaries, as the case may be, as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Bowater Entities, the Abitibi Entities or the Parent and its GAAP Subsidiaries, as the case may be, for such Fiscal Year, in each case accompanied by (A) in the case of the financial statements of the Parent and its GAAP Subsidiaries (including the Abitibi Entities), an opinion of independent public accountants of recognized national standing reasonably acceptable to the Required Lenders and (B) a certificate of a Responsible Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.
     (c) Monthly Financials. In the case of the Bowater Entities and the Abitibi Entities, each on a combined basis and in the case of the Parent and its GAAP Subsidiaries, on a consolidated basis, in each case commencing with the month-ended April 2009, and for each month thereafter, deliver to the Lenders (i) monthly financial statements of the Bowater Entities, the Abitibi Entities and the Parent and its GAAP Subsidiaries due on or before the 30th day after month-end, in the case of the first two months of each Fiscal Quarter, and the 50th day after month-end, in the case of the third month of each Fiscal Quarter, and certified by a Responsible Officer of the Borrower, (ii) a report of monthly mill-level earnings before interest, taxes, depreciation and amortization and (iii) such other financial information required to be delivered to the Bankruptcy Courts for such month, which information shall be in form and detail reasonably satisfactory to the Required Lenders, and, without duplication, a comparison of such financial information with the projections for such month in the DIP Budget and a schedule in form reasonably satisfactory to the Lenders of the computations used in determining compliance with the covenant contained in Sections 5.04, 5.05, 5.06 and 5.07, all in reasonable detail and duly certified by a Responsible Officer of the Parent. In addition, no later than the last Business Day of each calendar month, and on any other date on which the Borrower may deliver the same to the Bankruptcy Court, a supplement to the DIP Budget setting forth on a weekly basis for the next thirteen weeks (commencing with the immediately succeeding calendar week) an updated forecast of the information contained in the DIP Budget for such period and a written set of supporting assumptions, all in form and substance reasonably satisfactory to the Required Lenders.
     (d) Quarterly Financials. In the case of the Bowater Entities and the Abitibi Entities, each on a combined basis, and in the case of the Parent and its GAAP Subsidiaries, on a consolidated basis, in each case commencing with the Fiscal Quarter ending June 30, 2009, as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, balance sheets of the Bowater Entities, the Abitibi Entities and the Parent and its GAAP Subsidiaries as of the end of such quarter, and statements of income and cash flows of the Bowater Entities, the Abitibi Entities and the Parent and its GAAP Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and statements of income and cash flows of the Bowater Entities, Abitibi Entities and Parent and its GAAP Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case in comparative form the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and subject to any adjustments that might be required as a result of goodwill impairment testing) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.
     (e) Bankruptcy Pleadings and Other Information. Promptly after the same is available, advance copies of all pleadings (to the extent practicable), motions, applications, judicial information, financial information and other documents to be filed by or on behalf of any of the Credit Parties with the Bankruptcy Courts in the Cases, or distributed by or on behalf of any of the Credit Parties to any Committee appointed in the Cases, providing copies of same to the Lenders and counsel for the Administrative Agent.
     (f) Thirteen Week Forecast. No later than 5:00 pm EST on each Friday of each week following the Bankruptcy Petition Date, (i) a cash flow forecast detailing cash receipts and cash disbursements on a weekly basis for the next 13 weeks (a "Thirteen Week Forecast"), the information and calculations contained in which shall be reasonably satisfactory to the Required Lenders and (ii) as promptly as possible following delivery of a Thirteen Week Forecast and in no event later than five Business Days following such delivery, a reporting package, consistent with the reporting package provided to the Lenders as of the Closing Date, which includes, among other things, a variance discussion and such other information as may be reasonably requested by the Administrative Agent and certified by a Responsible Officer.
     (g) Budget Variance Report. No later than the last Business Day of each calendar week (commencing with the calendar week starting immediately after the Effective Date), a Budget Variance Report as of the end of the immediately preceding calendar week.

     (h) ERISA Events and ERISA Reports. (i) Promptly and in any event within 10 Business Days after any Credit Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred with respect to an ERISA Plan, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Credit Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
     (i) Canadian Pension Plan Events. Promptly and in any event within 10 Business Days after any Credit Party knows or has reason to know that a Canadian Pension Plan Event has occurred, evidence of such Canadian Pension Plan Event.
     (j) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Credit Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan.
     (k) Actuarial Reports. Promptly upon receipt thereof by any Credit Party or any ERISA Affiliate, a copy of the annual actuarial valuation report for each ERISA Plan, the funding target attainment percentage (as defined in Section 303(d)(2) of ERISA) of which is less than 90%.
     (l) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Credit Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition on such Person of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Credit Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above.
     (m) Litigation. Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Credit Party or any of its Subsidiaries that (i) is reasonably likely to be determined adversely and if so determined adversely could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement any other Loan Document or the consummation of the transactions contemplated hereby.
     (n) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any non-compliance by any Credit Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to (i) result in a liability in excess of $2,000,000 or (ii) cause any real property to be subject to any material restrictions on ownership, occupancy, use or transferability.
     (o) Other Information. (i) Simultaneously when provided to the holders of any Debt for borrowed money or investors in any asset securitization, sale or factoring facility of any Abitibi Entity, copies of reports, presentations and other financial documents relating to the Abitibi Entities and other non-Credit Parties, and (ii) such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Credit Party or any of its Subsidiaries as any Lender (through the Administrative Agent), the Administrative Agent or any of their advisors may from time to time reasonably request.
     SECTION 5.04. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrowers will not:
     (a) Minimum Consolidated Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter set forth below, permit the Consolidated Fixed Charge Coverage Ratio for the four (4) Fiscal Quarter period ending on such day to be less than the minimum ratio set forth opposite such Fiscal Quarter:

MINIMUM CONSOLIDATED
FIXED CHARGE COVERAGE
FISCAL QUARTER ENDING	RATIO
June 30, 2009	4.00 to 1
September 30, 2009	3.40 to 1
December 31, 2009	3.10 to 1
March 31, 2010	3.20 to 1
June 30, 2010	3.30 to 1
September 30, 2010	3.60 to 1
     (b) Capital Expenditures. Permit any Credit Party or any other Subsidiary to incur Capital Expenditures in the aggregate during the 12-month period set forth below in excess of the maximum amount set forth below for such 12-month period:

MAXIMUM CAPITAL
12 MONTH PERIOD	EXPENDITURES
March 31, 2010	$75,000,000
     (c) Minimum Consolidated EBITDA. As of the last day of each month set forth below, permit Consolidated EBITDA for the 12 month period then ended to be less than the following:

MINIMUM CONSOLIDATED
MONTH ENDING:	EBITDA
April 30, 2009	$248,000,000
May 31, 2009	$235,000,000
June 30, 2009	$224,000,000
July 31, 2009	$220,000,000
August 31, 2009	$205,000,000
September 30, 2009	$192,000,000
October 31, 2009	$189,000,000
November 30, 2009	$175,000,000
December 31, 2009	$176,000,000
January 31, 2010	$181,000,000
February 28, 2010	$196,000,000
March 31, 2010	$178,000,000
April 30, 2010	$172,000,000
May 31, 2010	$176,000,000
June 31, 2010	$187,000,000

MINIMUM CONSOLIDATED
MONTH ENDING:	EBITDA
July 31, 2010	$186,000,000
August 31, 2010	$191,000,000
September 30, 2010	$203,000,000
ARTICLE VI
GUARANTY
          SECTION 6.01. Guaranty; Limitation of Liability. (a) (i) Each U.S. Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Credit Party, including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations (such Obligations being the "U.S. Guaranteed Obligations") and (ii) each Canadian Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of Bowater Canada, including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the Obligations thereof (the "Canadian Guaranteed Obligations" and, together with the U.S. Guaranteed Obligations, being referred to herein the "Guaranteed Obligations"), in each case, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by any Agent, the Initial Lenders or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each applicable Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Credit Party to any Lender as set forth above under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Credit Party. Notwithstanding anything contained herein to the contrary, no Canadian Guarantor shall have any liability whatsoever with regard to the Obligations or Guaranteed Obligations of any Credit Party other than Bowater Canada and the other Canadian Guarantors.
          (b) Each Guarantor, and by its acceptance of this Guaranty, each Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer, preference or conveyance or any other transaction capable of being challenged or voided for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, any Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer, preference or conveyance or any other transaction capable of being challenged or voided.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other

Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.
          SECTION 6.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Credit Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Credit Party or whether the Borrower or any other Credit Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Credit Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or any of its Subsidiaries or otherwise;
     (iii) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (iv) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Credit Party under the Loan Documents or any other assets of any Credit Party or any of its Subsidiaries;
     (v) any change, restructuring or termination of the corporate structure or existence of any Credit Party or any of its Subsidiaries;
     (vi) any failure of any Lender to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party now or hereafter known to such Lender (each Guarantor waiving any duty on the part of the Lenders to disclose such information);
     (vii) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (viii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Credit Party or otherwise, all as though such payment had not been made.
          SECTION 6.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Credit Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Credit Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by Applicable Law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party or any of its Subsidiaries now or hereafter known by such Lender.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 6.02 and this Section 6.03 are knowingly made in contemplation of such benefits.
          SECTION 6.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Credit Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any Borrower, any other Credit Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from a Borrower, any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed

Obligations and all other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
          SECTION 6.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a "Guaranty Supplement"), (a) such Person shall be referred to as an "Additional Guarantor" and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to "this Guaranty," "hereunder," "hereof" or words of like import referring to this Guaranty, and each reference in any other Loan Document to the "Guaranty," "thereunder," "thereof" or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
          SECTION 6.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Credit Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 6.06:
     (i) Prohibited Payments, Etc. Except during the continuance of a Default, each Guarantor may receive regularly scheduled payments from any other Credit Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
     (ii) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Credit Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding ("Post-Petition Interest") before such Guarantor receives payment of any Subordinated Obligations.
     (iii) Turn-Over. After the occurrence and during the continuance of any Default, each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     (iv) Agent Authorization. After the occurrence and during the continuance of any Default, the Administrative Agent is authorized and empowered (but without any obligation to so

do), in its discretion, (A) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (B) to require each Guarantor (x) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (y) to pay any amounts received on such obligations to the Collateral Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).
          SECTION 6.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Maturity Date (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 10.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
ARTICLE VII
EVENTS OF DEFAULT
          SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:
     (a) the Borrowers shall fail to pay any principal of any Advance when the same shall become due and payable or any Credit Party shall fail to make any payment of interest on any Advance or any other payment under any Loan Document within three business days after the same becomes due and payable; or
     (b) any representation or warranty made by any Credit Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(a), (e) or (n), 5.02, 5.03 or 5.04; or
     (d) any Credit Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days; or
     (e) (i) any Credit Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of one or more items of Debt arising after the Bankruptcy Petition Date of the Credit Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Debt; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Debt arising after the Bankruptcy Petition Date of the Credit Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $10,000,000, and such other event or condition shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or (iii) one or more items of Debt arising after the Bankruptcy Petition Date of the Credit Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (f) one or more final, non-appealable judgments or orders for the payment of money in excess of $10,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance less any applicable deductible) which is not in dispute) in the aggregate at any time, as an administrative expense of the kind specified in Section 503(b) of the U.S. Bankruptcy Code shall be rendered against any Credit Party or any of its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or
     (g) one or more nonmonetary judgments or orders shall be rendered against any Credit Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (h) any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Credit Party intended to be a party to it, or any such Credit Party shall so state in writing; or
     (i) any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby; or
     (j) any ERISA Event shall have occurred with respect to an ERISA Plan if such ERISA Event, along with any other ERISA Event that has occurred and then exists, is reasonably likely to result in any additional liability of a Credit Party or an ERISA Affiliate with respect to an ERISA Plan that exceeds $10,000,000; or
     (k) any Credit Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Credit Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $1,000,000 per annum; or
     (l) any Credit Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated,

within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Credit Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or
     (m) a contribution or premium required, other than the Special Amortization Payments, to be paid to or in respect of any Canadian Pension Plan is not paid in a timely fashion in accordance with the terms thereof and all applicable law, or material taxes, penalties or fees are owing or exigible under any Canadian Pension Plan beyond the date permitted for payment of same; a proceeding, action, suit or claim (other than routine claims for benefits) is commenced or instituted involving any Canadian Pension Plan or its assets; an event with respect to any Canadian Pension Plan which would entitle any Person (without the consent of the applicable Credit Party) to wind-up or terminate any Canadian Pension Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof, shall occur; a going concern unfunded actuarial liability, past service unfunded liability or solvency deficiency shall exist with respect to any single Canadian Pension Plan which exceeds $200,000,000; or an improper withdrawal or transfer of assets from any Canadian Pension Plan shall occur; or
     (n) Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the U.S. Bankruptcy Code or to a bankruptcy under the BIA or the Borrowers or any Guarantor shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the U.S. Bankruptcy Code or under the CCAA or otherwise; a trustee under Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code or the BIA, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) and Section 1106(b) of the U.S. Bankruptcy Code) or a receiver, receiver and manager or liquidator shall be appointed in any of the Cases or otherwise and the order appointing such trustee, responsible officer or a receiver, receiver and manager or liquidator or examiner shall not be reversed or vacated within 30 days after the entry thereof; or, other than as set forth in the DIP Financing Orders, an application shall be filed by the Borrowers or any Guarantor for the approval of any Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Administrative Agent, the Collateral Agent, and/or the Lenders against the Borrowers or any Guarantor hereunder, or, other than as set forth in the DIP Financing Orders, there shall arise or be granted any such pari passu or senior Superpriority Claim or the Bankruptcy Courts shall enter an order terminating the use of cash collateral; or
     (o) The relevant Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the U.S. Bankruptcy Code or from the stay provided under the Initial CCAA Order to any creditor or creditors of the Borrowers or any of the Guarantors with respect to assets having an aggregate value in excess of $3,000,000; or
     (p) an order of the Bankruptcy Courts shall be entered reversing, staying for a period in excess of 10 days, vacating or (without the written consent of the Administrative Agent) otherwise amending, supplementing or modifying any of the DIP Financing Orders in a manner that is adverse to the Lenders as determined by the Administrative Agent, or terminating the use of cash collateral by the Borrowers or the Guarantors pursuant to the DIP Financing Orders or amending or modifying the adequate protections granted pursuant to the DIP Financing Orders; or

     (q) the Borrowers or Guarantors shall make any payment of Prepetition Debt other than pursuant to the DIP Financing Orders, in accordance with Section 5.02(m), or as otherwise agreed to by the Administrative Agent and acceptable to the Lenders;
     (r) a Change of Control shall occur; or
     (s) the dissolution of any Borrower shall occur; or
     (t) any of the Credit Parties shall cease to be authorized to use "cash collateral" of the administrative agents or lenders under the Existing Facilities as contemplated by the DIP Financing Orders; or
     (u) the administrative agent or lenders under the Existing Facilities shall give notice of their intention to exercise remedies against any Credit Party pursuant to the Existing Facilities, provided that the relevant stay in connection with the Cases has been lifted; or
     (v) the Canadian DIP Recognition Order shall not be issued by the Canadian Bankruptcy Court by the third Business Day after the issuance of the Initial CCAA Order; or
     (w) the Canadian Second DIP Recognition Order shall not be issued by the Canadian Bankruptcy Court by the third Business Day after the issuance of the Final Order by the U.S. Bankruptcy Court;
then, and in any such event, subject only to the giving of an "Enforcement Notice" under and as defined in the DIP Financing Orders to the parties entitled thereunder to receive such notice and subject to the limitations set forth in the DIP Financing Orders, without further order of or application to the Bankruptcy Courts, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.
ARTICLE VIII
THE AGENTS
          SECTION 8.01. Authorization and Action. (a) Each Lender (on behalf of itself and its Affiliates in their capacities as a Lender hereby appoints FFH to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.
          (b) Each Lender (on behalf of itself and its Affiliates in their capacities as a Lender) hereby appoints FFH to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including acting as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations.
          (c) The provisions of this Article are solely for the benefit of the Agents (including any successor Agent appointed pursuant to Section 8.06) and the Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
          SECTION 8.02. Agents Individually. (a) Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
          (b) Each Lender understands that each financial institution acting as an Agent and any successor Agent may and their respective Affiliates (collectively, the "Agent Parties") are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as the "Activities") and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, the Agent Parties in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity and similar positions in the Borrowers, other Credit Parties or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent Parties may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Loan Documents), which information may not be available to any of the Lenders that are not Affiliates of the Agent Parties. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, neither any Agent nor any other member of the Agent Parties shall have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come into the possession of any Agent or any Affiliate thereof or any employee or agent of any of the foregoing.
          (c) Each Lender further understands that there may be situations in which parts of the Agent Parties' customers (including the Credit Parties or their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that the Agent Parties are not required to restrict their activities as a result of the Agent Parties acting as Agent (or in any other capacity) hereunder and under the other Loan Documents, and that the Agent Parties may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent Parties of Confidential Information nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by any Agent or any member of the Agent Parties to any Lender that would prevent or restrict the Agent Parties from acting on behalf of customers (including the Credit Parties or their Affiliates) or for their own account. Each Lender agrees that none of any Agent, the Agent Parties nor any member or business of the Agent Parties is under a duty to disclose to any Lender or use on behalf of the Lenders any information whatsoever about or derived from the Activities or to account for any revenue or profits obtained in connection with the Activities.
          SECTION 8.03. Duties of Agents; Exculpatory Provisions. (a) The Agents' duties hereunder and under the other Loan Documents are solely mechanical and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
     (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; and
     (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Loan Document or Applicable Law.
          (b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.01 or 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until notice describing such Default and such event or events is given to such Agent by any Borrower or any Lender.
          (c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent. Neither any Agent nor any of its Related Parties shall be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Agent, a Credit Party or any other Person given in, pursuant to or in connection with any Loan Document.
          (d) Nothing in this Agreement or any other Loan Document shall require any Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent.
          SECTION 8.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Advances, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advances. Each Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of each Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Article X (as though such sub-agents were the "Administrative Agent" or the "Collateral Agent," as the case may be, under the Loan Documents) as if set forth in full herein with respect thereto.
          SECTION 8.06. Resignation and Replacement of Agents.
          (a) Any Agent may at any time give notice of its resignation to the Lenders and the Borrowers, and may be removed at any time with or without cause by the Required Lenders. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor or upon any such removal by the Required Lenders. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the "Lender Appointment Period"), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent's resignation or removal. Upon the resignation or removal effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent's resignation or removal shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any resignation or removal by or of the Collateral Agent, the retiring Collateral Agent shall continue to hold any Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.06 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related

Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          (b) Each Credit Party acknowledges that FFH intends to resign as Administrative Agent and/or Collateral Agent shortly after the Closing Date. Notwithstanding clause (a) above, (i) upon FFH's resignation as Administrative Agent and/or as Collateral Agent, its successor shall be reasonably acceptable to the Parent (Parent's consent not to be unreasonably withheld or delayed), and (ii) all costs and expenses of the transition of such role(s) by FFH to its successor shall be for the account of the Credit Parties pursuant to Section 10.04. The Credit Parties agree to work in good faith with FFH and the successor Agent to agree on any amendments to the Loan Documents reasonably requested by the successor Agent in connection with its appointment hereunder, and acknowledge that customary agency fees will be payable by the Borrowers to the successor Agent.
          SECTION 8.07. Non-Reliance on Agents and Other Lenders. (a) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, environmental, accounting and other financial matters) of entering into this Agreement, making Advances and other extensions of credit hereunder and under the other Loan Documents and in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risk and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
          (b) Each Lender acknowledges that it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents and that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information, as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to be solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, including but not limited to:
          (i) the financial condition, status and capitalization of the Borrowers and each other Credit Party;
          (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
          (iii) the adequacy, accuracy and/or completeness of any other information delivered by any Agent and any other Lender or by any other Person under or in connection with this Agreement or any other Loan Document, the transactions contemplated by this Agreement and the other Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
          SECTION 8.08. Indemnification. Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Parent) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the "Indemnified Costs"); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Parent under Section 10.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Parent. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
ARTICLE IX
SECURITY
          SECTION 9.01. Grant of Security. To induce the Lenders to make the Advances, each Credit Party hereby grants to the Collateral Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Credit Party under the Loan Documents pursuant to the foregoing (whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise) (collectively, the "Secured Obligations"), a continuing Lien and security interest (subject only to certain Liens permitted pursuant to Section 5.02(a) and the Carve-Out) in accordance with subsections 364(c)(2) and (3) (and solely with respect to the Catawba Acre Lien, Section 364(d)) of the U.S. Bankruptcy Code and having the priority set forth in the DIP Financing Orders, in and to all of the property and assets of such Credit Party and its estate, real and personal, tangible and intangible, whether now owned or hereafter acquired or arising and regardless of where located (the "Collateral"), including but not limited to:
     (a) all Equipment;
     (b) all Inventory;
     (c) all Accounts (and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the "Related Contracts");
     (d) all General Intangibles;
     (e) the following (the "Security Collateral"):
     (i) all shares of stock and other Equity Interests from time to time owned or acquired by such Credit Party in any manner (such shares and other Equity Interests being the "Pledged Equity"), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity

Interests and all subscription warrants, rights or options issued thereon or with respect thereto;
     (ii) all indebtedness from time to time owed to such Credit Party (such indebtedness being the "Pledged Debt") and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;
     (iii) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Credit Party has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto (the "Pledged Investment Property"); and
     (iv) all securities, securities accounts, futures accounts, futures contracts or financial assets (each as defined in the Securities Transfer Act (Ontario));
          (f) the following (collectively, the "Account Collateral"):
     (i) all deposit and other bank accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing such accounts;
     (ii) all promissory notes, certificates of deposit, deposit accounts, checks and other instruments; and
     (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;
     (g) the following (collectively, the "Intellectual Property"):
     (i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto ("Patents");
     (ii) all trademarks, service marks, domain names, trade dress, distinguishing guises, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby and otherwise enuring thereto ("Trademarks");
     (iii) all copyrights, including, without limitation, copyrights in Computer Software, internet web sites and the content thereof, whether registered or unregistered ("Copyrights");
     (iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing ("Computer Software");
     (v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, "Trade Secrets"), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs, mask works and integrated circuit topography;
     (vi) all registrations and applications for registration for any of the foregoing, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;
     (vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto;
     (viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Credit Party, now or hereafter, is a party or a beneficiary; and
     (ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;
     (h) all of the right, title and interest of the Credit Parties in all real property the title to which is held by the Credit Parties, or the possession of which is held by the Credit Parties pursuant to leasehold interest, and in all such leasehold interests, together in each case with all of the right, title and interest of the Credit Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof (collectively, the "Real Property Collateral");

     (i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Credit Party pertaining to any of the Collateral; and
     (j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 9.01 and this clause (j)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not any Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash;
provided, that notwithstanding anything to the contrary contained in clauses (a) through (j) above, the security interest created by this Agreement shall not extend to, and the term "Collateral" shall not include, any Excluded Property.
          SECTION 9.02. Rights of Lender; Limitations on Lenders' Obligations. Subject to each Credit Party's rights and duties under the Bankruptcy Codes (including Section 365 of the U.S. Bankruptcy Code) and the Initial CCAA Order, and anything herein to the contrary notwithstanding, (i) each Credit Party shall remain liable under the contracts and agreements included in such Credit Party's Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Credit Party from any of its duties or obligations under the contracts and agreements included in the Collateral and (iii) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Credit Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          SECTION 9.03. The Collateral Agent's Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties' interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.
          (b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a "Subagent") for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Credit Party hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Credit Party, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term "Collateral Agent," when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.
          SECTION 9.04. Remedies. If any Event of Default shall have occurred and be continuing, subject to the provisions of the DIP Financing Orders, the Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein and in the Collateral Documents or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), the PPSA or other Applicable Law.
          SECTION 9.05. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Credit Party in accordance with the terms of the Loan Documents and the DIP Financing Orders (other than sales of Inventory in the ordinary course of business), the Collateral Agent will, at such Credit Party's expense, execute and deliver to such Credit Party such documents as such Credit Party shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) such Credit Party shall have delivered to the Collateral Agent, at least 5 Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of such Credit Party to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may request, and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.04 shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.04, and (iv) in the case of Collateral sold or disposed of, the release of a Lien created hereby will not be effective until the receipt by the Collateral Agent of any Net Cash Proceeds required to be paid pursuant to Section 2.04 arising from the sale or disposition of such Collateral in accordance with clause (iii) above.
          (b) Upon the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations which are not then due and payable), the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Credit Party. Upon any such termination, the Administrative Agent will, at the applicable Credit Party's expense, execute and deliver to such Credit Party such documents as such Credit Party shall reasonably request to evidence such termination.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders (or each of the Lenders, as applicable) and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

     (i) waive any condition set forth in Section 3.01 without the written consent of each Lender, or waive or amend Section 2.15;
     (ii) extend or increase the Commitment of any Lender without the written consent of such Lender;
     (iii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document including without limitation, the Maturity Date (except as otherwise set forth in the definition thereof), without the written consent of each Lender directly affected thereby;
     (iv) reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (v) change the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender; and
     (vi) amend, restate, supplement or otherwise modify any provision of this Agreement or the DIP Financing Orders in any manner that would impair the interests of the Lenders in the Collateral without the consent of each Lender;
and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.
Notwithstanding anything to the contrary in this Section 10.01, if at any time on or before the date on which the Final Order is entered, the Lenders and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Lenders and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.
          SECTION 10.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to any Borrower or any Guarantor, at the Parent's address at AbitibiBowater Inc., 1155 Metcalfe Street, Suite 800, Montréal, Québec H3B 5H2, Canada, Attention: Chief Financial Officer; with a copy to: General Counsel; if to any Lender, at its Lending Office, respectively, specified opposite its name on Schedule I; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to FFH, at its address at 95 Wellington Street West, Suite 800, Toronto, ON, M5J 2N7, Canada, Attention: Paul Rivett, or as to a Borrower, any Guarantor, any Lender or any Agent, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective 3 Business Days after being deposited in the U.S. mails, first class postage prepaid, delivered to the telegraph company or confirmed as received when sent by telecopier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or III shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any

Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) The Borrowers hereby agree that it will provide to the Lenders all information, documents and other materials that it is obligated to furnish to the Lenders pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Lenders heretofore provided to the Borrowers. The Borrower hereby agree that any information provided to the Administrative Agent shall also be provided to the Lenders.
          (c) Each Lender agrees to notify the Borrowers in writing (including by electronic communication) from time to time of such Lender's e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          SECTION 10.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 10.04. Costs, Fees and Expenses. (a) The Parent agrees (i) to pay or reimburse the Lenders for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement (which shall be deemed to include any predecessor transaction contemplated to be entered into with the Lenders), and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including the monitoring of, and participation in, all aspects of the Cases), including all fees, expenses and disbursements of separate counsel for the Administrative Agent and each Initial Lender on a full indemnity basis, a counsel in each applicable jurisdiction and such other advisors as set forth in the Commitment Letter or otherwise, and (ii) to pay or reimburse the Lenders (including, without limitation, the Administrative Agent for all reasonable costs and expenses incurred in connection with (A) the ongoing maintenance and monitoring of Availability and (B) enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, the Loan Documents or otherwise (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Bankruptcy Law), including all reasonable fees, expenses and disbursements of separate counsel on a full indemnity basis for the Administrative Agent and each Initial Lender. The foregoing fees, costs and expenses shall include all search, filing, recording, title insurance, collateral review, monitoring, and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders and the cost of independent public accountants and other outside experts retained jointly by the Administrative Agent and the Lenders. All amounts due under this Section 10.04(a) shall be payable within ten Business Days after demand therefor accompanied by an appropriate invoice. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

          (b) Whether or not the transactions contemplated hereby are consummated, the Parent shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, attorneys-in-fact and representatives (collectively the "Indemnitees") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several that may be incurred by, or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Credit Party, or any liability related in any way to the Borrowers or any other Credit Party in respect of Environmental Laws or any Environmental Action, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers or any of their Subsidiaries, any security holders or creditors of the foregoing an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrowers or any of their Subsidiaries for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee's gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.04(b) shall be payable within two Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          (c) If any payment of principal of any LIBOR Advance is made by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, or if a Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or such failure to pay or prepay, as the case may be, including, without limitation, any actual loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          SECTION 10.05. Right of Set-off. Subject to the DIP Financing Orders, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 7.01, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the relevant Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective Affiliates may have.
          SECTION 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the Guarantors, the Initial Lenders and the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, the Initial Lenders and each other Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
          SECTION 10.07. Successors and Assigns; Initial Lender Right of First Refusal. (a) Each Lender may assign all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the DIP Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender, the consent of the Borrowers shall be required (such consent not to be unreasonably withheld) unless an Event of Default shall have occurred and be continuing, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, and (v) such Eligible Assignee shall execute each of the other Loan Documents as requested by the Required Lenders; and provided, further, that any Initial Lender proposing to make any assignment of its rights and obligations hereunder to any Person other than an Affiliate or Approved Fund of such Initial Lender shall provide the other Initial Lender with two Business Days' prior notice of the terms of such proposed assignment and, upon notice to the proposing Initial Lender from the other Initial Lender within such two Business Day period, such other Initial Lender shall have the right to purchase such rights and obligations as assignee on the terms and conditions set forth in such notice.
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.13, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial and other statements referred to in Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the Administrative Agent of the Borrowers, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment hereunder of, and principal amount of the Advances owing hereunder to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A, as applicable, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof and a copy of such Assignment and Acceptance to the Borrowers.
          (f) Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender in accordance with Section 10.09 hereof.
          SECTION 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 10.09. Confidentiality; Press Releases and Related Matters. (a) The Administrative Agent and the Lenders shall not disclose any Confidential Information to any Person without the consent of the Borrower, other than (i) to the Administrative Agent' or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential, need-to-know basis, (ii) as requested or required by any law, rule or regulation or judicial process or (iii) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.
          (b) Each of the parties hereto and each party joining hereafter agrees that neither it nor its Affiliates will at any time after (but not including) the Closing Date issue any press releases using the name of any Lender or its Affiliates or referring to this Agreement or any of the other Loan Documents without at least 2 Business Days' prior notice to such Lender and without the prior written consent of such Lender or unless (and only to the extent that) such party or Affiliate is required to do so under law and then, in any event, such party or Affiliate will consult with the Parent, the Administrative Agent, FFH and such Lender before issuing such press release. Each party consents to the publication by the Administrative Agent and FFH or any other Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Administrative Agent and FFH reserve the right to provide to industry trade organizations such necessary and customary information needed for inclusion in league table measurements.
          SECTION 10.10. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act. The Borrowers shall, and shall cause each of their Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
          SECTION 10.11. Jurisdiction, Etc. (a) Except in so far as the Bankruptcy Court has jurisdiction over the matter, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Except in so far as the Bankruptcy Court has jurisdiction over the matter, each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 10.12. Governing Law. This Agreement and any Notes shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Codes.
          SECTION 10.13. WAIVER OF JURY TRIAL. EACH OF THE GUARANTORS, THE BORROWERS, THE ADMINISTRATIVE AGENT, THE INITIAL LENDERS AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, INITIAL LENDERS OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ABITIBIBOWATER INC., as a Borrower
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Senior Vice President and Chief Financial Officer

BOWATER INCORPORATED, as a Borrower
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Senior Vice President and Treasurer

BOWATER CANADIAN FOREST PRODUCTS INC., as a Borrower
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Vice President and Treasurer

BOWATER NEWSPRINT SOUTH LLC, as a Guarantor

By:	/s/ William G. Harvey

Name: William G. Harvey Title: Manager

BOWATER NEWSPRINT SOUTH OPERATIONS LLC, as a Guarantor

By:	Bowater Newsprint South LLC, its Sole Member and Manager

	By:	/s/ William G. Harvey

	Name:	William G. Harvey
	Title:	Manager

BOWATER FINANCE II LLC, as a Guarantor

By:	/s/ William G. Harvey

Name: William G. Harvey Title: President

BOWATER ALABAMA LLC, as a Guarantor

By:	Bowater Newsprint South LLC, its Sole Member

	By:	/s/ William G. Harvey

	Name:	William G. Harvey
	Title:	Manager

COOSA PINES GOLF CLUB HOLDINGS LLC, as a Guarantor

By:	Bowater Alabama LLC, its Sole Member

	By:	Bowater Newsprint South LLC, its Sole Member

	By:	/s/ William G. Harvey

	Name:	William G. Harvey
	Title:	Manager

CATAWBA PROPERTY HOLDINGS, LLC, as a Guarantor

By:	Bowater Incorporated, its Sole Member

By:	/s/ William G. Harvey

Name: William G. Harvey Title: Senior Vice President and Treasurer

BOWATER FINANCE COMPANY INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: President

BOWATER SOUTH AMERICAN HOLDINGS INCORPORATED, as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: President

BOWATER AMERICA INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: President and Treasurer

LAKE SUPERIOR FOREST PRODUCTS INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Vice President and Chief Financial Officer

BOWATER NUWAY INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Vice President

BOWATER NUWAY MID-STATES INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: Vice President

BOWATER VENTURES INC., as a Guarantor
By:	/s/ William G. Harvey
Name: William G. Harvey
Title: President

BOWATER CANADIAN HOLDINGS INCORPORATED, as a Guarantor
By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Vice President and Secretary

BOWATER LAHAVE CORPORATION, as a Guarantor
By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Secretary

ABITIBIBOWATER CANADA INC., as a Guarantor
By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Vice President and Secretary

FAIRFAX FINANCIAL HOLDINGS LTD., as Administrative Agent
By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Vice President and Chief Legal Officer

FAIRFAX FINANCIAL HOLDINGS LTD., as Collateral Agent
By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Vice President and Chief Legal Officer

FAIRFAX FINANCIAL HOLDINGS LTD., as Initial Lender

By:	/s/ Paul Rivett
Name: Paul Rivett
Title: Vice President and Chief Legal Officer

AVENUE INVESTMENTS, L.P., as Initial Lender

By:	Avenue Partners, LLC, its General Partner

/s/ Marc Lasry
Name: Marc Lasry
Title: Managing Member